NN, Inc.

$90,000,000

6.70% Senior Notes, Series A, due April 26, 2014

and

Uncommitted Shelf Facility

______________

Third Amended and Restated Note Purchase

and

Shelf Agreement

_____________

Dated December 21, 2010

Table of Contents

(Not a part of the Agreement)
Section                                                             Heading Page

SECTION 1.	AUTHORIZATION OF NOTES
Section 1.1	Series A Notes
Section 1.2	Authorization of Issue of Shelf Notes

SECTION 2.	SALE AND PURCHASE OF NOTES	]
Section 2.1	Sale and Purchase of Series A Notes
Section 2.2	Sale and Purchase of Shelf Notes

SECTION 3.	RESERVED

SECTION 4.	CONDITIONS TO EFFECTIVENESS OF AGREEMENT
Section 4.1A.	Representations and Warranties
Section 4.2A.	Performance; No Default
Section 4.3A.	Compliance Certificates
Section 4.3A.	Compliance Certificates
Section 4.4A.	Opinions of Counsel
Section 4.5A.	Payment of Certain Fees

Section 4.7	A. Change in Parties.
Section 4.8A.	Proceedings and Documents
Section 4.9A.	Amendment to Credit Agreement

SECTION 4B.	Conditions to Each Closing Day
Section 4.1B.	Representations and Warranties
Section 4.2B.	Performance; No Default
Section 4.3B.	Compliance Certificates
Section 4.4B.	Opinions of Counsel
Section 4.5B.	Purchase Permitted by Applicable Law, etc.
Section 4.6B.	Payment of Certain Fees
Section 4.7B.	Private Placement Number
Section 4.8B.	Changes in Corporate Structure
Section 4.9B.	Funding Instructions

Section 4.10B.	Reaffirmation of Guaranty and Liens

Section 4.11B.	Proceedings and Documents

Section 4.12B. Intercreditor Agreement.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS
Section 5.1	Organization; Power and Authority
Section 5.2	Authorization, etc.
Section 5.3	Disclosure
Section 5.4	Organization and Ownership of Shares of Subsidiaries; Affiliates
Section 5.5	Financial Statements
Section 5.6	Compliance with Laws, Other Instruments, etc.
Section 5.7	Governmental Authorizations, etc.
Section 5.8	Litigation; Observance of Agreements, Statutes and Orders
Section 5.9	Taxes
Section 5.10	Title to Property; Leases
Section 5.11	Licenses, Permits, etc.
Section 5.12	Compliance with ERISA
Section 5.13	Private Offering by the Company
Section 5.14	Use of Proceeds; Margin Regulations
Section 5.15	Existing Debt; Future Liens
Section 5.16	Foreign Assets Control Regulations, etc.
Section 5.17	Status under Certain Statutes
Section 5.18	Environmental Matters
Section 5.19	Solvency
Section 5.20	Collateral Agreements
Section 5.21	Ranking of Notes
Section 5.22	Locations
Section 5.23	Intellectual Property
Section 5.24	Insurance
Section 5.25	Senior Credit Documents

SECTION 6.	REPRESENTATIONS OF THE PURCHASER
Section 6.1	Purchase for Investment
Section 6.2	Source of Funds

SECTION 7.	INFORMATION AS TO OBLIGORS
Section 7.1	Financial and Business Information
Section 7.2	Officer’s Certificate
Section 7.3	Inspection

SECTION 8.	PREPAYMENT OF THE SERIES A AND SHELF NOTES
Section 8.1	Required Prepayments
Section 8.2	Optional Prepayments with Yield Maintenance Amount
Section 8.3	Change in Control
Section 8.4	Allocation of Partial Prepayments
Section 8.5	Maturity; Surrender, etc.
Section 8.6	Purchase of Notes
Section 8.7	Yield Maintenance Amount

SECTION 9.	AFFIRMATIVE COVENANTS
Section 9.1	Compliance with Law
Section 9.2	Insurance
Section 9.3	Maintenance of Properties
Section 9.4	Payment of Taxes and Claims
Section 9.5	Corporate Existence, etc.
Section 9.6	Notes to Rank Pari Passu
Section 9.7	Reserved.
Section 9.8	Subsidiary Guaranties; Collateral Agreements; Pledge of Stock or Other Ownership Interest.
Section 9.9	Collateral
Section 9.10	Property Acquired Subsequent to the Restatement Closing Date and Right to Take Additional Collateral
Section 9.11	Other Covenants and Provisions
Section 9.12	[Post-Closing Agreements

SECTION 10.	NEGATIVE COVENANTS
Section 10.2	Leverage Ratio
Section 10.4	Fixed Charges Coverage Ratio
Section 10.5	Interest Coverage Ratio
Section 10.7	Capital Expenditures
Section 10.8	Nature of Business
Section 10.9	Incurrence of Debt
Section 10.10	Liens
Section 10.11	Investments, Loans and Guaranties
Section 10.12	Merger, Consolidation, etc.
Section 10.13	Acquisitions
Section 10.14	Restricted Payments
Section 10.15	Transactions with Affiliates
Section 10.16	Corporate Names and Locations of Collateral
Section 10.17	Guaranty Under Material Debt Agreement
Section 10.18	Pari Passu Ranking
Section 10.19	Credit Documents
Section 10.20	Amendment of Organizational Documents
Section 10.22	Restrictive Agreements
Section 10.23	Deposit Accounts.
Section 10.24	Further Assurances

SECTION 11.	EVENTS OF DEFAULT

SECTION 12.	REMEDIES ON DEFAULT, ETC.
Section 12.1	Acceleration
Section 12.3	Collections and Receipt of Proceeds by Collateral Agent.
Section 12.4	Collateral.
Section 12.5	Other Remedies
Section 12.6	Rescission
Section 12.7	No Waivers or Election of Remedies, Expenses, etc.

SECTION 13.	TAX INDEMNIFICATION

SECTION 14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES
Section 14.1	Registration of Notes
Section 14.2	Transfer and Exchange of Notes
Section 14.3	Replacement of Notes

SECTION 15.	PAYMENTS ON NOTES
Section 15.1	Place of Payment
Section 15.2	Home Office Payment

SECTION 16.	EXPENSES, ETC.
Section 16.1	Transaction Expenses
Section 16.2	Certain Taxes
Section 16.3	Survival

SECTION 17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; AMENDMENT AND RESTATEMENT; ENTIRE AGREEMENT

SECTION 18.	AMENDMENT AND WAIVER
18.1.1                           (a)  Requirements
Section 18.2	Solicitation of Holders of Notes
Section 18.3	Binding Effect, etc.
Section 18.4	Notes Held by Company, etc.

SECTION 19.	NOTICES

SECTION 20.	REPRODUCTION OF DOCUMENTS

SECTION 21.	CONFIDENTIAL INFORMATION

SECTION 22.	SUBSTITUTION OF PURCHASER

SECTION 23.	SUBSIDIARY GUARANTEE
Section 23.1	Subsidiary Guarantee
Section 23.2	Maximum Subsidiary Guarantee Liability
Section 23.3	Contribution
Section 23.4	Subsidiary Guarantee Unconditional
Section 23.5	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances
Section 23.6	Waiver
Section 23.7	Waiver of Reimbursement, Subrogation, Etc.
Section 23.8	Stay of Acceleration
Section 23.9	Subordination of Debt
Section 23.10	Certain Releases

SECTION 24.	MISCELLANEOUS
Section 24.1	Successors and Assigns
Section 24.2	Jurisdiction and Process; Waiver of Jury Trial
Section 24.3	Obligation to Make Payment in Dollars
Section 24.4	Payments Due on Non-Business Days
Section 24.5	Severability
Section 24.6	Construction
Section 24.7	Counterparts
Section 24.8	Governing Law
Section 24.9	Collateral Agent

--

Schedule A                                —           Information Relating to Purchasers

Schedule B                                —           Defined Terms

Schedule 5.4                                —           Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5                                —           Financial Statements

Schedule 5.10                                —           Real Property

Schedule 5.22                                —           Locations

Schedule 5.23                                —           Intellectual Property

Schedule 5.24                                —           Insurance

Schedule 9.12                                —           Post-Closing Matters

Schedule 10.8(a)                                           —           Pledged Securities

Schedule 10.8(b)                                           —           Pledged Intercompany Notes

Schedule 10.9                                —           Existing Debt

Schedule 10.10                                —           Existing Liens

Schedule 10.11                                —           Foreign Subsidiary Loans and Investments

Schedule 10.25                                —           Restructure of Foreign Subsidiaries

Exhibit 1.1                                —           Form of 6.70% Senior Note, Series A, due April 26, 2014

Exhibit 1.2                                —           Form of Shelf Note

Exhibit 2.2.4                                —           Form of Request for Purchase

Exhibit 2.2.6                                —           Form of Confirmation of Acceptance

Exhibit 4.3                                —           Closing Documents

Exhibit 4.4A(a)                                —           Description of Opinion of Counsel of the U.S. Obligors

Exhibit 10.8(b)                                —           Form of Joinder Agreement

Exhibit 10.9(h)                                —           Terms of Subordinated Debt

NN, Inc.
2000 Waters Edge Drive
Johnson City, Tennessee  57604

6.70% Senior Notes, Series A, due April 26, 2014 and Uncommitted Shelf Facility

Dated as of
December 21, 2010

To each of the Purchasers listed in
  the attached Schedule A
   and Each Prudential Affiliate (as hereinafter defined)
   which Becomes Bound by certain Provisions
   of this Agreement as Hereinafter Provided:

Ladies and Gentlemen:

Preamble.  NN, Inc., a Delaware corporation (the “Company”) and the Guarantors named in the definition of such term are parties with each of the Purchasers listed in the attached Schedule A (collectively, the “Series A Note Purchasers”) to a certain Second Amended and Restated Note Purchase Agreement and Shelf Agreement, dated as of March 13, 2009 (as amended, modified or supplemented to date, the “Original Note Agreement”), pursuant to which the Company issued to the Series A Note Purchasers, and the Series A  Note Purchasers purchased from the Company, the Series A Notes (as defined below).  Capitalized terms used in this Preamble and not defined herein shall have the meanings assigned to them in Schedule B.

The Company has requested that the Series A Note Purchasers consent to certain amendments and modifications to the Original Note Agreement.  For purposes of convenience, the parties have agreed to effect such modifications to the Original Note Agreement by amending and restating the Original Note Agreement in its entirety as hereinafter set forth upon and subject to the terms hereof; the amendments and restatements are not intended to be, and shall not be deemed or construed as, a repayment or novation of the indebtedness outstanding pursuant to the Original Note Agreement or the Series A Notes.

In consideration of the foregoing, the Company and the Guarantors named in the definition of such term hereby jointly and severally agree with the Purchasers as follows:

SECTION 1.	AUTHORIZATION OF NOTES.

Section 1.1 Series A Notes.  Pursuant to the Original Note Agreement, the Company has authorized the issue and sale of, and has sold to, the Series A Note Purchasers $40,000,000 aggregate principal amount of its Senior Notes, Series A, due April 26, 2014, initially with an interest rate of 4.89% and increased to 8.50% as of the date of the Original Note Agreement and decreased to 6.70% as of the date of this Agreement, which notes are outstanding on the date hereof in the aggregate unpaid principal amount of $22,857,142.84 (collectively, the “Series A Notes”).  The Series A Notes are substantially in the form set out in Exhibit 1.1, with such changes therefrom, if any, as may have been or, in the case of the issuance of any notes in substitution therefore pursuant to Section 14 of this Agreement may hereafter be, approved by the Company and the Series A Note Purchasers.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2 Authorization of Issue of Shelf Notes.  The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of $50,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 10 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 7 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to Section 2.2.6., but with interest at the Default Rate if an Event of Default has occurred and is continuing and at the Default Rate on any overdue Yield Maintenance Amount and interest, and to be substantially in the form of Exhibit 1.2 attached hereto.  The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision.  The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note's ultimate predecessor Note was issued), are herein called a “Series” of Notes.

SECTION 2.	SALE AND PURCHASE OF NOTES.

Section 2.1 Sale and Purchase of Series A Notes.  At the Series A Closing Day, the Company issued and sold to the Series A Note Purchasers and the Series A Note Purchasers purchased from the Company Series A Notes in the respective principal  amounts specified opposite the name of each Series A Note Purchaser in Schedule A at the purchase price of 100% of the principal amount thereof.  The obligations of each Series A Note Purchaser were under the Original Note Agreement and shall continue to be hereunder, several and not joint obligations, and no Series A Note Purchaser shall have any obligation hereunder and no liability to any Person for the performance or nonperformance by any other Series A Note Purchaser hereunder.

The performance and payment of the Company hereunder and under the Notes and the other Financing Agreements are and shall continue to be guaranteed by the Guarantors pursuant to the Subsidiary Guarantees.  The obligations of the Obligors under and pursuant to the Financing Agreements are and shall continue  to be secured by the Collateral Agreements.

Section 2.2 Sale and Purchase of Shelf Notes.

2.2.1 Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  At any time, the aggregate principal amount of Shelf Notes stated in Section 1.2, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2.2.2 Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) December 21, 2010 and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day).  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2.2.3 Periodic Spread Information.  Not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier, electronic mail transmission or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier, electronic mail transmission or telephone) with respect to various spreads at which Prudential or Prudential Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential.  The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility.  Information so provided shall not constitute an offer to purchase Shelf Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Shelf Notes at the spreads specified.  Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this Section 2.2.3. for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

2.2.4 Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annual in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes (which shall not in any event be for the purpose of financing any hostile tender offer), (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default,  and  (vii) be substantially in the form of Exhibit 2.2.4. attached hereto.  Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2.2.5 Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2.4., Prudential may, but shall be under no obligation to, provide to the Company by telephone, electronic mail transmission or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2.2.6 Acceptance.  Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to Section 2.2.5. or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to Section 2.2.7, elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone, electronic mail transmission or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to Section 2.2.7 and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Guarantors, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 2.2.6 attached hereto (herein called a “Confirmation of Acceptance”).  If the Company and Guarantors should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2.2.7 Market Disruption.  Notwithstanding the provisions of Section 2.2.6., if Prudential shall have provided interest rate quotes pursuant to Section 2.2.5. and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2.2.6. the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2.7. are applicable with respect to such Acceptance.

2.2.8 Facility Closings.  Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this Section 2.2.8., or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2.9(iii) or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.

2.2.9 Fees.

2.2.9(i).                      Reserved.

2.2.9(ii).                      Issuance Fee.  The Company will pay to Prudential in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (other than the Series A Closing Day) in an amount equal to 0.125% of the aggregate principal amount of Notes sold on such Closing Day.

2.2.9(iii).                      Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to Prudential (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 2.2.8.

2.2.9(iv).                      Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2.6. or the penultimate sentence of Section 2.2.8 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI x PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in Section 2.2.9(iii).  The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data).  Each price shall be rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.

2.2.9(v).                      Amendment Fee.  In consideration for their entry into this Agreement, the Company will pay to each Series A Note Purchaser in immediately available funds a fee (herein called the “Amendment Fee”) in an amount equal to the product of (A) the aggregate outstanding principal amount of the Notes held by such Series A Note Purchaser on the date hereof and (B) 0.25%.  Such fee shall be fully-earned and payable on the date hereof.

SECTION 3.	RESERVED.

SECTION 4.	CONDITIONS TO EFFECTIVENESS OF AGREEMENT.

This Agreement shall not become effective and the Original Note Agreement shall continue in full force and effect unless on or prior to the date hereof, each of the following conditions has been fulfilled, to the satisfaction of the Purchasers.

Section 4.1A.                      Representations and Warranties.  The representations and warranties of the Obligors in the Financing Agreements shall be correct.

Section 4.2A.                      Performance; No Default.  Each Obligor shall have performed and complied with all agreements and conditions contained in each Financing Agreement required to be performed or complied with by it prior to or at the date hereof, and  no Default or Event of Default shall have occurred and be continuing under the Original Note Agreement or hereunder.

Section 4.3A.                      Closing Documents.  This Agreement and each of the Financing Agreements described on Exhibit 4.3 (other than the closing deliverables required pursuant to clauses (d)(ii), (d)(iii) and (d)(iv) of Exhibit 4.3) shall have been duly executed by all parties thereto and delivered to the holders of the Notes, all of which shall be satisfactory in form and substance to the Purchasers and shall provide that the Collateral and/or Subsidiary Guarantees which cause the Notes and the other Financing Agreements to be pari passu with the Obligors’ obligations under the Credit Documents after giving effect to (and except to the extent set forth in) the Intercreditor Agreement.

Section 4.4A.                      Replacement Notes.  The Company shall have issued, executed and delivered replacement Series A Notes in the form of Exhibit 1.1 hereto;

Section 4.5A.                    Opinions of Counsel.  The Purchasers shall have received opinions in form and substance satisfactory to the Purchasers, dated the date of this Agreement (a) (i) from Husch Blackwell LLP, counsel for the U.S. Obligors and Triumph, covering the matters set forth in Exhibit 4.4A(a) and (b) from King & Spalding LLP,  special counsel to Prudential in connection with such transactions, covering such matters incident to such transactions as the Purchasers may reasonably request.

Section 4.6A.                      Payment of Certain Fees and Expenses.  Without limiting the provisions of Section 16.1, the Company shall have paid on or before the date hereof (i) all fees payable to the holders of the Series A Notes pursuant to the Fee Letter and (ii) the fees, charges and disbursements of (A) the Collateral Agent and (B) Purchasers’ special counsel in connection herewith.

Section 4.7A.                    Change in Parties.  No Obligor shall have changed its jurisdiction of incorporation or organization or been a party to any merger or consolidation and no Obligor shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.8A.                    Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by the Financing Agreements and all documents and instruments incident to such transactions shall be satisfactory to the Purchasers and the Purchasers’ special counsel, and the Purchasers  and the Purchasers’ special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchasers or such counsel may reasonably request.

Section 4.9A.                      Credit Documents.  The Company, KeyBank, National Association, as Administrative Agent, and each of the lenders under the Credit Agreement shall have executed and delivered the Credit Agreement, which shall include an approval to the amendment and restatement of the Original Note Agreement in the form hereof, the replacement of the Notes and the other transactions contemplated hereby, and such related matters as Purchasers shall require.  The Company shall have delivered to the holders of the Notes certified copies of the Credit Documents, as amended and restated on the date hereof, and any other long-term debt instrument to which the Company or any of its Subsidiaries is a party, together with evidence that all conditions precedent to the Credit Documents have been satisfied, such Credit Documents are effective.

Upon this Agreement becoming effective, all Series A Notes shall be deemed amended and restated in their entirety in the form of the replacement Series A Notes delivered pursuant to Section 4.4A above, and shall not be deemed or construed as, a repayment or novation of the indebtedness evidenced thereby.

SECTION 4B.                                Conditions to Each  Closing Day.

The obligation of any Purchaser to purchase and pay for any Accepted Notes is subject to the satisfaction, on or before the Closing Day for such Notes, of the following conditions:

Section 4.1B.                      Representations and Warranties.  The representations and warranties of the Obligors in the Financing Agreements shall be correct when made and at the applicable Closing Day.

Section 4.2B.                      Performance; No Default.  Each Obligor shall have performed and complied with all agreements and conditions contained in each Financing Agreement required to be performed or complied with by it prior to or at the applicable Closing Day, and after giving effect to the issue and sale of the Accepted Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3B.                      Compliance Certificates.

(a) Officer’s Certificate.  Each Obligor and Triumph shall have delivered to the applicable Purchasers an Officer’s Certificate, dated the applicable Closing Date, certifying that the conditions specified in Sections 4.1B, 4.2B and 4.9B have been fulfilled and that no Material Adverse Effect has occurred since December 31, 2009, and, thereafter,  the date of the most current audited financial statements delivered by the Company to the Purchasers pursuant to Section 7.1(b).

(b) Secretary’s Certificate.  Each Obligor and Triumph shall have delivered to the applicable Purchasers a certificate, dated the applicable Closing Day, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Accepted Notes and any other  Financing Agreements to be executed concurrently to which it is a party.

Section 4.4B.                      Opinions of Counsel.  The applicable Purchasers shall have received opinions in form and substance satisfactory to the Purchasers, dated the applicable Closing Day,  (a) (i) from Husch Blackwell LLP, counsel for the U.S. Obligors and Triumph, covering the matters set forth in Exhibit 4.4A(a) and (b) from King & Spalding LLP,  special counsel to Prudential in connection with such transactions, covering such matters incident to such transactions as such Purchasers may reasonably request

Section 4.5B.                      Purchase Permitted by Applicable Law, etc.  On the applicable Closing Day each applicable Purchaser’s purchase of the Accepted Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which any such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject any such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by any such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6B.                      Payment of Certain Fees.  Without limiting the provisions of Section 16.1, the Company shall have paid on or before such Closing Day, (i) the Issuance Fee due pursuant to Section 2.2.9(ii), any Delayed Delivery Fee pursuant to Section 2.2.9(iii) and the Amendment Fee due pursuant to Section 2.2.9(v) and (ii)  the fees, charges and disbursements of (A) the Collateral Agent and (B) the Purchasers’ special counsel referred to in Section 4.4B(b)), in each case, to the extent reflected in a statement of such Person rendered to the Company at least one Business Day prior to the applicable  Closing Day.

Section 4.7B.                      Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Accepted Notes.

Section 4.8B.                      Changes in Corporate Structure.  No Obligor shall have changed its jurisdiction of incorporation or organization or been a party to any merger or consolidation and no Obligor shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5,

Section 4.9B.                      Funding Instructions.  At least three Business Days prior to the applicable  Closing Day, the applicable Purchasers shall have received written instructions executed by a Responsible Officer directing the manner of the payment of funds and setting forth (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Accepted Notes is to be deposited.

Section 4.10B.                                Reaffirmation of Guaranty and Liens.  Each Guarantor shall have delivered to the applicable Purchasers, a duly executed reaffirmation of the Subsidiary Guaranty in form and substance acceptable to such Purchasers; each Obligor shall have delivered to the applicable Purchasers a duly executed reaffirmation of all Collateral Agreements in form and substance acceptable to the Purchasers.

Section 4.11B.                                Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by the Financing Agreements and all documents and instruments incident to such transactions shall be satisfactory to each such Purchaser and  special counsel to each such Purchaser, and each such Purchaser and special counsel to the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as each such Purchaser or such counsel may reasonably request.

Section 4.12B.  Intercreditor Agreement.  Any Purchaser which is not already a party to the Intercreditor Agreement shall have become a party by execution of a joinder agreement as contemplated by Section 14 of the Intercreditor Agreement.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

Each of the Obligors, as to itself, represents and warrants to each Purchaser that:

Section 5.1 Organization; Power and Authority.  Each Obligor is a corporation or other legal business entity duly incorporated or organized (as the case may be), validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Obligor has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Agreements to which it is a party and to perform the provisions hereof and thereof.

Section 5.2 Authorization, etc.  Each Obligor has the right and power to enter into, execute and deliver the Financing Agreements to which it is a party and the Financing Agreements have been duly authorized by all necessary corporate or other action on the part of each Obligor party thereto.  Each Financing Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Obligor party thereto enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The Financing Agreements have been prepared, executed and delivered outside Ireland and Italy.

Section 5.3 Disclosure. The Company, through its agent, SPP Capital Partners, LLC, has delivered to each Series A Note Purchaser a copy of a Private Placement Memorandum, dated February, 2004 (the “Memorandum”), relating to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries, subject to changes since the date of the Memorandum which were not prohibited pursuant to the terms of the Original Note Agreement.  As of the Series A Closing Day, the Memorandum, the Original Note Agreement and the financial statements listed in Schedule 5.5 to the Original Note Agreement, taken as a whole, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. This Agreement and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Since December 31, 2006, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Purchasers by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

Section 5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, or, in the case of each Subsidiary organized outside of the United States, such Subsidiary is in possession of all material governmental or public approvals necessary for the unrestricted conduct of its business, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except for the legal restriction provided by Art. 2433 of the Italian Civil Code applicable to NN Europe S.p.A., an Italian company.

(d) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5 Financial Statements.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 5.6 Compliance with Laws, Other Instruments, etc.  The execution, delivery and performance by the Obligors of the Financing Agreements will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which any Obligor or any Subsidiary is bound or by which any Obligor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary.

Section 5.7 Governmental Authorizations, etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of any Financing Agreement to which it is a party, including without limitation any thereof required in connection with the obtaining of Dollars to make payments under the Financing Agreements and the payment of such Dollars to Persons resident in the United States of America.  It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in any jurisdiction in which any Obligor conducts its business or which asserts jurisdiction over any properties of such Obligor of the Financing Agreements that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

Section 5.8 Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9 Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.  The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 2006.  No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority or any political subdivision thereof will be incurred by an Obligor or any holder of a Note as a result of the execution or delivery of the Financing Agreements and no deduction or withholding in respect of Taxes imposed by or for the account of any Taxing Jurisdiction, is required to be made from any payment by the Obligors under the Financing Agreements except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority arising out of circumstances described in clause (a), (b) or (c) of Section 13.

Section 5.10 Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  The Collateral Agent has a valid and enforceable first Lien on the Collateral.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11 Licenses, Permits, etc.  (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12 Compliance with ERISA.  (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) With respect to each Plan (if any) subject to Title IV of ERISA, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of each Obligor’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Foreign Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Foreign Plan.

(d) The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by it.

(f) All Foreign Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Foreign Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

Section 5.13 Private Offering by the Company.  Neither the Company nor anyone acting on its behalf nor any other Obligor has offered the Notes, the Subsidiary Guarantees or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Series A Note Purchasers and not more than seventeen (17) other Institutional Investors, each of which was  offered the Series A Notes and the Subsidiary Guarantees at a private sale for investment.  Neither the Company nor anyone acting on its behalf nor any other Obligor has taken, or will take, any action that would subject the issuance or sale of the Notes or the Subsidiary Guarantees to the registration requirements of Section 5 of the Securities Act.

Section 5.14 Use of Proceeds; Margin Regulations. The Company has applied the proceeds of the Series A Notes in accordance with the requirements of Section 5.14 of the Original Note Agreement.  The Company will apply the proceeds of the sale of any Shelf Notes to pay down bank revolving, term and bridge loans, for general corporate purposes and to finance  the consummation of Acquisitions so long as such Acquisitions are not prohibited by the terms of this Agreement and are not hostile tender offers.  No part of the proceeds from the sale of the Notes under the Original Note Agreement has been, and no part of the proceeds from the sale of the Notes hereunder will be, used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 1.00% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1.00% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15 Existing Debt; Future Liens.  (a) Schedule 10.9 attached hereto sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of the first day of the calendar month in which such Schedule is delivered, from and after  which date there will be no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries except as not prohibited pursuant to Section 10.9 of this Agreement.   Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 10.10, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.10.

Section 5.16 Foreign Assets Control Regulations, etc.  Neither the sale of the Notes by the Company under the Original Note Agreement or hereunder nor its use of the proceeds thereof  has violated, or will violate,  the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither the Company nor any of its Subsidiaries (a) is a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages in any Material dealings or transactions, or is otherwise associated, with any such person.  The Company and its Subsidiaries are in compliance, in all material respects, with the Patriot Act.  No part of the proceeds from the sale of the Notes  under the Original Note Agreement or hereunder has been, or  will be, used, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.17 Status under Certain Statutes.  Neither the Company nor any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18 Environmental Matters.  Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed to the Purchasers in writing:

(a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19 Solvency.

(a) Assets Greater Than Liabilities.  The fair value of the business and assets of the Company and its Subsidiaries, taken as a whole on a consolidated basis, exceeds, as of, and immediately after giving effect to the transactions consummated on the date hereof and on each Closing Day, the liabilities of the Company and its Subsidiaries, taken as a whole on a consolidated basis, as of such time.

(b) Meeting Liabilities.  Immediately after giving effect to any of the transactions contemplated by this Agreement, the Notes and the other Financing Agreements, no Obligor:

(i) will be engaged in any business or transaction, or about to engage in any business or transaction, for which its assets would constitute unreasonably small capital (within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and section 548 of the Bankruptcy Code, in each case, of the United States of America); or

(ii) will be unable to pay its debts as such debts mature.

(c) Intent.  No Obligor is entering into the Agreement, the Notes and the other Financing Agreements with any intent to hinder, delay, or defraud either current creditors or future creditors of such Obligor.

Section 5.20 Collateral Agreements.  The Collateral Agreements create  a valid Lien in and to the Collateral in favor of the Collateral Agent, subject to no prior Liens except Liens permitted under Section 10.10.

Section 5.21 Ranking of Notes.  The Company’s obligations under the Financing Agreements rank, and upon the issuance of any additional Notes will continue to rank,  in right of payment at least pari passu, without preference or priority, with all of its other outstanding unsubordinated Debt and all unsubordinated trade obligations, except (i) for Debt which is unsecured, (ii) for Debt which is preferred as a result of being priority secured (but then only to the extent of such security) or by operation of law and (iii) to the extent otherwise set forth in the Intercreditor Agreement.  Each Guarantor’s obligations under the Subsidiary Guarantees rank, and upon issuance of any additional Notes, will continue to rank, in right of payment pari passu, without preference or priority, with all of such Guarantor’s other outstanding unsubordinated Debt and all unsubordinated trade obligations, except (i) for Debt which is unsecured, (ii) for Debt which is preferred as a result of being priority secured (but then only to the extent of such security) or by operation of law and (iii) to the extent otherwise set forth in the Intercreditor Agreement

Section 5.22 Locations.  As of the Restatement Closing Date, the Company and its Subsidiaries have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 5.22 hereto, and each Company’s chief executive office is set forth on Schedule 5.22 hereto.  Schedule 5.22 hereto further specifies whether each location, as of the Restatement Closing Date, (a) is owned by the Company or its Subsidiaries, or (b) is leased by the Company or its Subsidiaries from a third party, and, if leased by the Company or a Subsidiary from a third party, if a Landlord’s Waiver has been requested.  As of the Restatement Closing Date, Schedule 5.22 hereto correctly identifies the name and address of each third party location where a material portion of the assets of the Company and its Subsidiaries are located.

Section 5.23 Intellectual Property.  Each Obligor owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others.  Schedule 5.23 hereto sets forth all patents, trademarks, copyrights, service marks and license agreements owned by each Company.

Section 5.24 Insurance.  Each Obligor maintains with financially sound and reputable insurers (or is self-insured) insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Company and its Subsidiaries.  Schedule 5.24 hereto sets forth all insurance carried by the Company and its Subsidiaries on the Restatement Closing Date, setting forth in detail the amount and type of such insurance.

Section 5.25 Senior Credit Documents.  No “default” or “event of default” (as defined in the Credit Agreement), or event with which the passage of time or the giving of notice, or both, would cause a default or event of default exists, nor will exist immediately after the giving effect to the consummation of the transactions contemplated hereby and by the Credit Documents on the Restatement Closing Date.  As of December 20, 2010, the aggregate outstanding “Revolving Credit Exposure” was $56,761,098.

SECTION 6.	REPRESENTATIONS OF THE PURCHASER.

Section 6.1 Purchase for Investment.  Each Purchaser represents that it is purchasing the Notes acquired by it hereunder for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or its property shall at all times be within its control.  Each Purchaser understands that the  Notes and the Subsidiary Guarantees have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes or the Subsidiary Guarantees.

Section 6.2 Source of Funds.  Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

(d) the Source is a governmental plan; or

(e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

(f) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

If any Purchaser or any subsequent transferee of the Notes of any Purchaser indicates that such Purchaser or such transferee is relying on any representation contained in paragraph (b), (c) or (e) above, the Company shall deliver on the applicable Closing Day and on the date of any applicable transfer a certificate, which shall either state that (i) it is neither a party in interest nor a “disqualified person” (as defined in section 4975(e)(2) of the Internal Revenue Code of 1986, as amended), with respect to any plan identified pursuant to paragraphs (b) or (e) above, or (ii) with respect to any plan, identified pursuant to paragraph (c) above, neither it nor any “affiliate” (as defined in Section V(c) of the QPAM Exemption) has at such time, and during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of any plan identified in writing pursuant to paragraph (c) above or to negotiate the terms of said QPAM’s management agreement on behalf of any such identified plan.  As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.	INFORMATION AS TO OBLIGORS.

Section 7.1 Financial and Business Information.  The Obligors shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within the earlier of (x) 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year) or (y) the date, if any, when the quarterly statements set forth below are delivered to any other lender to the  Company, duplicate copies of:

(i) a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, and (ii) so long as the requirements of the foregoing clause (i) are not applicable, delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within the earlier of (x) 105 days after the end of each fiscal year of the Company or (y) the date, if any, when the annual statements set forth below are delivered to any other lender to the Company, duplicate copies of:

(i) a consolidated balance sheet of the Company and its consolidated Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income, changes in consolidated shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and (ii)  so long as the requirements of the foregoing clause (i) are not applicable, the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) Reserved.

(d) Management Report -- concurrently with the delivery of the quarterly and annual financial statements set forth in subsections (a) and (b) above, a copy of any management report, letter or similar writing furnished to the Company and its Subsidiaries by the accountants in respect of the systems, operations, financial condition or properties of the Company and its Subsidiaries.

(e) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission (excluding those pertaining solely to Plans) and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(f) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(g) Notices related to Credit Documents -- contemporaneously with any notice provided to or received from the agent or lenders party to the Credit Documents, other than notices of borrowing and conversion of interest rate, copy of such notice;

(h) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Foreign Plans;

(i) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(j) Supplements  — promptly and in any event within five (5) Business Days after the execution and delivery of any Supplement, a copy thereof;

(k) Amendments to Credit Documents — promptly and in any event within ten (10) Business Days following the effectiveness of any amendment to the Credit Documents, notice of such amendment and a copy of any such amendment within a reasonable time following receipt of written request by any such holder of the Notes; and

(l) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of an Obligor to perform its or their obligations hereunder and under the Notes or under any other Financing Agreement as from time to time may be reasonably requested by any such holder of Notes.

(m) Terrorism Laws — if any Obligor obtains knowledge that any Obligor or any Person which owns, directly or indirectly, any equity interest of any Obligor, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is in violation of any of the Terrorism Laws, reasonably prompt notice from such Obligor of such violation.  Upon the request of any holder of the Notes, such Obligor will provide any information such holder of the Notes believes is reasonably necessary to be delivered to comply with the Patriot Act.

Section 7.2 Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.3, 10.5, 10.6 and 10.7 hereof, inclusive, and if in effect, Sections 10.1, 10.2 and 10.4 hereof during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto;

Section 7.3 Inspection.  The Obligors shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries pursuant to this Section 7.3(b)), all at such times and as often as may be reasonably requested.

SECTION 8.	PREPAYMENT OF THE SERIES A AND SHELF NOTES.

Section 8.1 Required Prepayments.  On April 26, 2008 and on each April 26 thereafter to and including April 26, 2013 the Company will prepay $5,714,285.71 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Yield Maintenance Amount or any premium, provided that upon any partial prepayment of the Series A Notes pursuant to Section 8.2 or Section 8.3 the principal amount of each required prepayment of the Series A Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment.  Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

Section 8.2 Optional Prepayments with Yield Maintenance Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series, in an amount not less than $5,000,000 or integrals of $100,000 in excess of that amount, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Yield Maintenance Amount determined for the prepayment date with respect to such principal amount of each Note to be prepaid.  The Company will give each holder of each Note of a Series selected by the Company to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of each  Note of such Series held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Yield Maintenance Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Notes of such Series a certificate of a Senior Financial Officer specifying the calculation of such Yield Maintenance Amount as of the specified prepayment date.

Section 8.3  Change in Control.  (a)  Notice of Change in Control or Control Event.  The Company will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice (the “Change of Control Notice”) of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change of Control contemplated by such Control Event) shall have been given pursuant to subparagraph (c) of this Section 8.3.  Such Change of Control Notice shall contain and constitute an offer to prepay the outstanding Notes as described in Section 8.3(c) hereof and shall be accompanied by the certificate described in Section 8.3(g).

(b) Condition to Company Action.  The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 30 days prior to such action it shall have given to each holder of the Notes written notice containing and constituting an offer to prepay all outstanding Notes as described in subparagraph (c) of this Section 8.3, accompanied by the certificate described in subparagraph (g) of this Section 8.3, and (ii) contemporaneously with such action, it prepays all outstanding Notes required to be prepaid in accordance with this Section 8.3.

(c) Offer to Prepay Notes.  The offer to prepay all outstanding Notes contemplated by paragraph (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such Change of Control Notice (the “Proposed Prepayment Date”).  If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.3, such date shall be not less than 30 days and not more than 120 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(d) Acceptance.  A holder of  Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment.  A failure by a holder of any Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.

(e) Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of the Notes together with accrued and unpaid interest thereon.  The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.3.

(f) Deferral Pending Change in Control.  The obligation of the Company to prepay the Notes pursuant to the offers required by subparagraph (c) and accepted in accordance with subparagraph (d) of this Section 8.3 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made.  In the event that such Change in Control has not occurred on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on, the date on which such Change in Control occurs.  The Company shall keep each holder of the Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change in Control shall be deemed rescinded).

(g) Officer’s Certificate.  Each offer to prepay the  Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by the Senior Financial Officer of the Company and dated the date of such offer, specifying:  (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid (which shall be 100% of each such  Note); (iv) the interest that would be due on each Series A Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h) Certain Definitions. “Change in Control” shall mean an event or series of events  which results in (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the date of this Agreement, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act) of shares representing more than thirty-five percent (35%) of the aggregate voting power represented by the issued and outstanding capital stock of the Company; (b) the occupation of the majority of seats (other than vacant seats) on the board of directors or other governing body of the Company by Persons who were neither (i) nominated by the board of directors or other governing body of the Company nor (ii) appointed by directors so nominated; (c) if the Company shall cease to own, directly or indirectly, one hundred percent (100%) of the record and beneficial ownership of each other “Borrower” under the Credit Agreement; or (d) the occurrence of a change in control, or other similar provision, as defined in any Material Debt Agreement.

“Control Event” means:

(i) the execution by the Company or an Affiliate of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

(ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii) the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the outstanding equity of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

(i) All calculations contemplated in this Section 8.3 involving the capital stock or other equity interest of any Person shall be made with the assumption that all convertible securities of such Person then outstanding and all convertible securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock or other equity interest of such Person were exercised at such time.

Section 8.4 Allocation of Partial Prepayments.  In the case of each partial prepayment of Notes of any Series pursuant to Sections 8.1 and 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

Section 8.5 Maturity; Surrender, etc.  In the case of each prepayment of any Notes of any Series pursuant to Section 8.1 and 8.2, the principal amount of each Note of such Series to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and, in the case of prepayment pursuant to Section 8.2, the applicable Yield Maintenance Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Yield Maintenance Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6 Purchase of Notes.  Each Obligor will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of such Notes in accordance with the terms of this Agreement and such Notes.  Such Obligor will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of such Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such  Notes.

Section 8.7 Yield Maintenance Amount.  The term “Yield Maintenance Amount” means, with respect to any  Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Yield Maintenance Amount may in no event be less than zero.  For the purposes of determining the Yield Maintenance Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series A Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “PX1” on the Bloomberg Financial Markets Services Screen (or such other display as may replace page “PX1” on the Bloomberg Financial Markets Services Screen) for on-the-run actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such series of such Called Principal as of such Settlement Date.  Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded (and on-the-run, in the case of page “PX1” on the Bloomberg Financial Markets Services Screen) U.S. Treasury security with a maturity closest to and greater than the Remaining Average Life and (2) the actively traded (and on-the-run, in the case of page PX1 on the Bloomberg Financial Markets Services Screen) U.S. Treasury security with a maturity closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9.	AFFIRMATIVE COVENANTS.

The Obligors, jointly and severally, covenant that during the Issuance Period and thereafter so long as any of the Notes are outstanding:

Section 9.1 Compliance with Law.  The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2 Insurance.  The Company will, and will cause each of its Subsidiaries to, at all times maintain insurance upon its Inventory, Equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as may be acceptable to the Required Holders, with provisions satisfactory to the Required Holders for, with respect to Obligors, payment of all losses thereunder to the Collateral Agent and such Obligor as their interests may appear (with lender’s loss payable, mortgagee, and additional insured endorsements, as appropriate, in favor of Collateral Agent) and, if required by Required Holders, the Company shall deposit the policies with the Collateral Agent.  Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to the Collateral Agent.  In the event of failure to provide such insurance as herein provided, the holders of the Notes may, at their option, provide such insurance and the Company shall pay to the holders of the Notes, upon demand, the cost thereof.  Should the Company fail to pay such sum to the holders of the Notes upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of the holders of the Notes’ written request, the Obligors shall furnish to the holders of the Notes such information about the insurance of the Obligors as the holders of the Notes may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the holders of the Notes and certified by a Senior Financial Officer.

Section 9.3 Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4 Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary.

Section 9.5 Corporate Existence, etc.  The Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Section 10.12, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6 Notes to Rank Pari Passu.  The Notes and all other obligations under the Financing Agreements of the Obligors are and at all times shall remain direct and unsubordinated obligations of the Obligors party thereto ranking pari passu as against the assets of the related Obligor with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future unsubordinated Debt of the related Obligor (including Debt incurred under the Credit Documents) which is not expressed to be subordinate or junior in rank to any other unsubordinated Debt of the Company, except to the extent otherwise set forth in the Intercreditor Agreement.

Section 9.7 Reserved.

Section 9.8 Subsidiary Guaranties; Collateral Agreements; Pledge of Stock or Other Ownership Interest..

(a)            Guaranties and Security Documents.  Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Restatement Closing Date, shall immediately execute and deliver a Subsidiary Guaranty to the holders of the Notes and the appropriate Collateral Agreements to the Collateral Agent, such agreements to be in form and substance acceptable to Required Holders, along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Required Holders.

(b)           Pledges of Stock.  With respect to the creation or acquisition of a Subsidiary, the appropriate Obligor shall execute a Pledge Agreement and, in connection therewith, pledge all of its ownership interests in such Subsidiary to Collateral Agent as security for the Obligations; provided that (i) the Company or any Domestic Subsidiary shall not be required to pledge more than sixty-five percent (65%) of the voting outstanding shares or other voting ownership interest of any first-tier Foreign Subsidiary, and (ii) such pledge shall be legally available and shall not result in materially adverse tax consequences on such Obligor.  The Company shall deliver to Collateral Agent the share certificates (or other evidence of equity) evidencing any of the Pledged Securities if such Pledged Securities are certificated or so evidenced.  Notwithstanding anything in this subsection (b) to the contrary, the Company and its Subsidiaries shall pledge, for the benefit of the holders of the Notes, any shares or other ownership interests that collateralize the Debt of the Obligors under the Credit Documents on the Restatement Closing Date and thereafter.

(c)           Pledged Intercompany Notes.  With respect to the creation or acquisition by an Obligor of a Pledged Intercompany Note, the appropriate Obligor shall pledge to Collateral Agent, as security for the Obligations, such Pledged Intercompany Note.  Such Obligor shall deliver to Collateral Agent such Pledged Intercompany Note and an accompanying allonge.

Section 9.9 Collateral.  Each Obligor shall:

(a)           at all reasonable times allow the holders of the Notes by or through any of such holders’ officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Obligor’s books and other records, including, without limitation, the tax returns of such Obligor, (ii) arrange for verification of such Obligor’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods, and (iii) examine and inspect such Obligor’s Inventory and Equipment, wherever located;

(b)           promptly furnish to any holder of a Note upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Obligor’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as any holder of a Note may request;

(c)           promptly notify the holders of the Notes in writing upon the creation of any Accounts with respect to which the Account Debtor is the United States of America or any other Governmental Authority, or any business that is located in a foreign country;

(d)           promptly notify the holders of the Notes in writing whenever a material amount of the Equipment or Inventory of an Obligor is located at a location of a third party that is not listed on Schedule 5.22 hereto and cause to be executed any bailee’s waiver, processor’s waiver, consignee’s waiver or similar document or notice that may be required by the Required Holders;

(e)           promptly notify the holders of the Notes in writing of any information that Obligors have or may receive with respect to the Collateral that might reasonably be determined to materially and adversely affect the value thereof or the rights of the holders of the Notes with respect thereto;

(f)           maintain such Obligor’s Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

(g)           deliver to Collateral Agent, to hold as security for the Obligations, within ten Business Days after the written request of the Required Holders, all certificated Investment Property owned by an Obligor, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Required Holders and the Collateral Agent, or in the event such Investment Property is in the possession of a securities intermediary or credited to a securities account, execute with the related securities intermediary an investment property control agreement over such securities account in favor of Collateral Agent in form and substance satisfactory the Required Holders and the Collateral Agent;

(h)           no later than the first day of each calendar quarter, provide to the Collateral Agent and, upon their request, the holders of the Notes a list of any patents, trademarks or copyrights that have been federally registered by the Company or a Domestic Subsidiary since the last list so delivered, and provide for the execution of an appropriate Intellectual Property Security Agreement;

(i)           promptly notify the holders of the Notes and the Collateral Agent of any commercial tort claim acquired by any Obligor and deliver a description of the nature of such claim;

(j)           promptly notify the holders of the Notes in writing upon the creation by any Obligor of a Deposit Account and provide for the execution of a Control Agreement with respect thereto, if required by the Required Holders; and

(j)           upon request of the Required Holders, promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, instruments and any other writings as the Required Holders may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the holders of the Notes their respective rights hereunder and in or to the Collateral.

If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of any Obligor, such Obligor shall, upon request of the Required Holders, (i) execute and deliver to the holders of the Notes a short form security agreement, in form and substance satisfactory to the Required Holders, and (ii) deliver such certificate or application to Collateral Agent and cause the interest of Collateral Agent, for the benefit of the Bank Lenders and the holders of the Notes, to be properly noted thereon.  Each Obligor hereby authorizes the holders of the Notes or their respective designated agent (but without obligation by the holders of the Notes to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and Obligors shall promptly repay, reimburse, and indemnify the holders of the Notes for any and all Related Expenses.  If any Obligor fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, the holders of the Notes may (but shall not be required to) so maintain or repair all or any part of such Obligor’s Equipment and the cost thereof shall be a Related Expense.  All Related Expenses incurred by the holders of the Notes are payable to the holders of the Notes upon demand therefore.

Section 9.10 Property Acquired Subsequent to the Restatement Closing Date and Right to Take Additional Collateral.  Obligors shall provide the holders of the Notes with prompt written notice with respect to any real or personal property (other than Accounts, Inventory, Equipment and general intangibles and other property acquired in the ordinary course of business) acquired by any Obligor subsequent to the Restatement Closing Date.  In addition to any other right that the holders of the Notes may have pursuant to this Agreement or otherwise, upon written request of the Required Holders, whenever made, the Company shall, and shall cause each Obligor to, grant to the Collateral Agent, for the benefit of the holders of the Notes, as additional security for the Obligations, a first Lien on any real or personal property of each Obligor (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, the Collateral Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Restatement Closing Date, in which the Collateral Agent does not have a first priority Lien.  The Obligors agree, within ten days after the date of such written request, to secure all of the Obligations by delivering to the Collateral Agent, with copies to the holders of the Notes, such security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as the Required Holders may require.  The Obligors shall pay all recordation, legal and other expenses in connection therewith.

Section 9.11  Other Covenants and Provisions.  In the event that any Obligor shall enter into, or shall have entered into, any Material Debt Agreement, wherein the covenants and agreements contained therein shall be more restrictive than the covenants and agreements set forth herein, then such Obligor shall immediately be bound hereunder (without further action) by such more restrictive covenants and agreements with the same force and effect as if such covenants and agreements were written herein.  In addition to the foregoing, Obligors shall provide prompt written notice to the holders of the Notes of the creation or existence of any Material Debt Agreement that has such more restrictive provisions, and shall, within fifteen (15) days thereafter (if requested by Required Holders), execute and deliver to the holders of the Notes an amendment to this Agreement that incorporates such more restrictive provisions, with such amendment to be in form and substance satisfactory to the Required Holders.

Section 9.12 Post-Closing Agreements.The Obligors shall execute and deliver the documents and complete the tasks set forth on Schedule 9.12, in each case within the time limits specified on such schedule and subject to extensions permitted by such schedule.

SECTION 10.	NEGATIVE COVENANTS.

The Obligors, jointly and severally, covenant that during the Issuance Period and thereafter  so long as any of the Notes are outstanding:

Section 10.1 Reserved.

Section 10.2 Leverage Ratio.  The Obligors shall not permit the Leverage Ratio, determined at the end of each quarterly fiscal period of the Company set forth below for the four fiscal quarter period ending on such date of determination, taken as a single accounting period, to be greater than:

Four fiscal quarter period ending date:	Maximum Leverage Ratio:
March 31, 2011	3.00:1.00
June 30, 2011	2.75:1.00
September 30, 2011	2.75:1.00
December 31, 2011 and thereafter	2.50:1.00

This covenant shall be suspended and shall not apply for the fiscal quarters ending March 31, 2010 and June 30, 2010.

Section 10.3 Reserved.

Section 10.4 Fixed Charges Coverage Ratio.  The Company will not permit as of the last day of any fiscal quarter the Fixed Charge Coverage Ratio to be less than (i) 1.10 to 1.00 for the periods ending March 31, 2011, June 30, 2011, and September 30, 2011, (ii) 1.25 to 1.00 for the periods ending December 31, 2011, March 31, 2012, June 30, 2012, and September 30, 2012, (iii) 1.35 to 1.00 for the periods ending December 31, 2012, March 31, 2013, June 30, 2013, and September 30, 2013 and (iv) 1.50 to 1.00 for the periods ending December 31, 2013 and thereafter.

Section 10.5 Interest Coverage Ratio.  The Obligors will not suffer or permit the ratio of (a) EBITDAR to (b) the sum of (i) Consolidated Interest Expense plus (ii) Consolidated Rental Expense, in each case for the four-fiscal quarter period ending on the dates set forth below, as of the last day of any fiscal quarter to be less than 3.00 to 1.00.

Section 10.6 Reserved.

Section 10.7 Capital Expenditures. The Company will not, and will not permit any Subsidiary to, invest in Capital Expenditures, for any fiscal year of the Company, more than an aggregate amount equal to one hundred fifty percent (150%) of the Consolidated Depreciation Charges for the immediately previous fiscal year of the Company.

Section 10.8 Nature of Business.  The Company will not and will not permit any of its Subsidiaries to, engage in any business if, as a result, when taken as a whole, the general nature of the businesses in which the Company and the Subsidiaries are engaged would be substantially changed from a general nature of the business in which the Company and the Subsidiaries are engaged in on the date of this Agreement.

Section 10.9 Incurrence of Debt.  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Debt, other than:

(a)           the Notes and any other Debt under this Agreement;

(b)           any loans granted to or Capital Lease Obligations entered into by the Company or any Subsidiary for the purchase or lease of fixed assets (and refinancings of such loans or Capital Lease Obligations), which loans and Capital Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capital Lease Obligations for the Company and its Subsidiaries shall not exceed Six Million Dollars ($6,000,000) in the aggregate at any time outstanding;

(c)           the Debt existing on the Restatement Closing Date, in addition to the other Debt permitted to be incurred pursuant to this Section 10.9, as set forth in Schedule 10.9 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Restatement Closing Date);

(d)           loans to any Obligor from the Company or any of its Subsidiaries, and loans to Foreign Subsidiaries that are Bank Credit Parties from a Foreign Subsidiary that is also a Bank Credit Party;

(e)           Debt under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(f)           Permitted Foreign Subsidiary Loans and Investments;

(g)           other unsecured Debt, in addition to the Debt listed above, in an aggregate principal amount for the Company and its Subsidiaries not to exceed Ten Million Dollars ($10,000,000) at any time outstanding;

(h)           unsecured Subordinated Debt that is subordinated to the Obligations, subject to a Subordination Agreement that includes terms no less favorable to the holders of the Notes than those set forth on Exhibit 10.9(h) hereto, provided that the documentation of such provisions are in form satisfactory to the Required Holders;

(i)           Debt incurred in connection with the financing of insurance premiums, in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding;

(j)           contingent obligations consisting of guarantees executed by the Company or any Subsidiary with respect to Debt of a Guarantor otherwise permitted by this Agreement;

(k)           Debt of the Company or any Subsidiary in the form of additional Notes, in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000),  provided that the holders of such Notes, in the event such holder is not a party to the Intercreditor Agreement, shall join the Intercreditor Agreement or enter into another “intercreditor agreement”, in the form and substance of the Intercreditor Agreement, with the parties to the Intercreditor Agreement;

(l)           Debt of the Company or any Subsidiary under the Credit Documents, and, subject to restrictions set forth in Section 10.19, any extension, renewal or refinancing thereof; provided however that the principal amount of the commitments thereunder does not increase after the Restatement Closing Date; provided, further, however, that to the extent that no Default or Event of Default shall exist prior to or after giving pro forma effect thereto, the aggregate principal amount of the commitments thereunder may be increased in an aggregate amount not to exceed Sixty Million Dollars ($60,000,000); and

(m)           the following that do not constitute Debt, but that are listed for purposes of clarification, contingent obligations consisting of the indemnification by the Company or any Subsidiary of (i) the officers, directors, employees and agents of the Company or such Subsidiary, to the extent permissible under the corporation law of the jurisdiction in which the Company or such Subsidiary is organized, (ii) commercial banks, investment bankers and other independent consultants or professional advisors pursuant to agreements relating to the underwriting of the Company’s or such Subsidiary’s securities or the rendering of banking or professional services to the Company or such Subsidiary, (iii) landlords, licensors, licensees and other parties pursuant to agreements entered into in the ordinary course of business by the Company or such Subsidiary, and (iv) other Persons under agreements relating to Acquisitions permitted under Section 10.13 hereof; provided that each of the foregoing is only permitted to the extent that such indemnity obligation is not incurred in connection with the borrowing of money or the extension of credit.

Section 10.10 Liens  Neither the Company nor any of its Subsidiaries shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 10.10 shall not apply to the following:

(a)           Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)           other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)           Liens on property or assets of a Domestic Subsidiary to secure obligations of such Subsidiary to any Obligor, and Liens on property or assets of a Foreign Subsidiary to secure obligations of such Subsidiary to any Bank Credit Party;

(d)           purchase money Liens on fixed assets securing the loans and Capital Lease Obligations pursuant to Section 10.9(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

(e)           any Lien of (i) the Bank Agent, for the benefit of the Bank Lenders, so long as such Lien applies only to Collateral owned by a Foreign Subsidiary or to the shares of capital stock of a Foreign Subsidiary not required hereunder to be pledged to the Collateral Agent and to the extent the Intercreditor Agreement is applicable thereto, or (ii) Collateral Agent, for the benefit of the Bank Lenders and the holders of the Notes;

(f)           the Liens existing on the Restatement Closing Date as set forth in Schedule 10.10 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;

(g)           easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of the Company or any Subsidiary;

(h)           pledges or deposits in connection with workers’ compensation insurance, unemployment insurance and like matters;

(i)           Liens in respect of any writ of execution, attachment, garnishment, judgment or judicial award, if (i) the time for appeal or petition for rehearing has not expired, an appeal or appropriate proceeding for review is being prosecuted in good faith and a stay of execution pending such appeal or proceeding for review has been secured, or (ii) the underlying claim is fully covered by insurance issued by an insurer satisfactory to the Required Holders, the insurer has acknowledged in writing its responsibility to pay such claim and no action has been taken to enforce such execution, attachment, garnishment, judgment or award; or

(j)           any statutory or civil law Lien arising in the Netherlands under Netherland’s General Banking Conditions (other than arising under article 26 thereof);

(k)           other non-consensual Liens not securing Debt, (i) the amount of which does not exceed One Million Dollars ($1,000,000) in the aggregate, and (ii) the existence of which will not have a Material Adverse Effect; provided that any Lien permitted by this subpart (j) is permitted only for so long as is reasonably necessary for the Company or the affected Subsidiary, using its best efforts, to remove or eliminate such Lien and, provided  further that, any Lien not otherwise permitted by this subpart shall be permitted so long as the Company or the affected Subsidiary shall within thirty (30) days after the filing thereof either (A) cause such Lien to be discharged, or (B) post with the Collateral Agent a bond or other security in form and amount satisfactory to the Required Holders in all respects and shall thereafter diligently pursue its discharge.

Neither the Company nor any of its Subsidiaries shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit the holders of the Notes or the Collateral Agent on behalf of the holders of the Notes from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of the Company or such Subsidiary.

Section 10.11 Investments, Loans and Guaranties.  Neither Company nor any of its Subsidiaries shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor under the Financing Agreements); provided that this Section 10.11 shall not apply to the following:

(a)           any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(b)           any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank (having capital resources in excess of One Hundred Million Dollars ($100,000,000)) of the Federal Reserve System;

(c)           any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody’s or Standard & Poor’s;

(d)           the holding of each of the Subsidiaries listed on Schedule 5.4 hereto, and the creation, acquisition and holding of, and any investment in, any new Subsidiary after the Restatement Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(e)           any Permitted Foreign Subsidiary Loans and Investments, so long as no Default or Event of Default shall exist prior to or after giving effect to such loan or investments;

(f)           loans to, investments in and guaranties of the Debt of the Company or any Guarantor from or by the Company or any Subsidiary; guaranties by the Company or any Guarantor of Debt arising under the Credit Agreement; and loans to, investments in and guaranties of the Debt of Foreign Subsidiaries that are Bank Credit Parties by other Foreign Subsidiaries that are Bank Credit Parties;

(g)           any advance or loan to an officer or employee of the Company or any Subsidiary as an advance on commissions, travel, relocation and other similar items in the ordinary course of business, so long as all such advances and loans from the Company and all Subsidiaries in the aggregate are not more than the maximum principal sum of One Million Dollars ($1,000,000) at any time outstanding;

(h)           the holding of any stock that has been acquired pursuant to an Acquisition permitted by Section 10.13 hereof;

(i)           the creation of a Subsidiary for the purpose of making an Acquisition permitted by Section 10.13 hereof or the holding of any Subsidiary as a result of an Acquisition made pursuant to Section 10.13 hereof, so long as, in each case, if required pursuant to Section 9.8 hereof, such Subsidiary becomes a Guarantor promptly following such Acquisition; or

(j)           Permitted Investments, so long as the Leverage Ratio shall be in compliance with the level set forth in Section 10.2 prior to and after giving pro forma effect thereto.

For purposes of this Section 10.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.

Section 10.12 Merger, Consolidation, etc.  Neither the Company nor any of its Subsidiaries shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)           a Domestic Subsidiary may merge with the Company or any Guarantor provided that the Company or such Guarantor shall be the continuing or surviving Person;

(b)           a Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) the Company or (ii) any Guarantor;

(c)           the Company or any of its Subsidiaries may sell, lease, transfer or otherwise dispose of any assets, so long as (i) the aggregate amount of all such dispositions, for the Company and all of its Subsidiaries , shall not exceed Five Million Dollars ($5,000,000) per fiscal year of the Company, and (ii) if such sale, lease, transfer or disposal of assets is greater than One Million Dollars ($1,000,000), then the Company shall have provided to holders of the Notes, at least ten (10) days prior to such sale, lease, transfer or disposal of assets, a certificate of a Senior Financial Officer of the Company showing pro forma compliance with Sections 10.3, 10.5, 10.6 and 10.7, and if in effect at the time, Sections 10.1, 10.2 and 10.4, both before and after giving effect to the proposed sale, lease, transfer or disposal of assets;

(d)           a Domestic Subsidiary (other than a Guarantor) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Domestic Subsidiary;

(e)           a Foreign Subsidiary (that is a Bank Credit Party) may merge or amalgamate with another Foreign Subsidiary (that is a Bank Credit Party), the Company or any Guarantor, provided that the Company or any such Guarantor shall be the continuing or surviving Person;

(f)           a Foreign Subsidiary (other than a Bank Credit Party) may merge or amalgamate with (i) the Company, any Guarantor or any other Bank Credit Party provided that the Company, such Guarantor or such other Bank Credit Party shall be the continuing or surviving Person, or (ii) another Foreign Subsidiary;

(g)           a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Company, any Guarantor or any other Bank Credit Party;

(h)           a Foreign Subsidiary (other than a Bank Credit Party) may sell, lease, transfer or otherwise dispose of any of its assets to any other Foreign Subsidiary;

(i)           any Obligor may sell, transfer or otherwise dispose of fixed assets in the ordinary course of business for the purpose of replacing such fixed assets, provided that any such fixed assets are replaced within one hundred eighty (180) days of such sale or other disposition with other fixed assets which have a fair market value not materially less than the fair market value of the fixed assets sold or otherwise disposed; and

(j)           Acquisitions may be effected in accordance with the provisions of Section 10.13 hereof.

Section 10.13 Acquisitions. Neither the Company nor any Subsidiary shall effect an Acquisition; provided that, so long as no Default or Event of Default shall exist prior to or after giving pro forma effect thereof, the Company and its Subsidiaries may make an Acquisition so long as:

(a)           in the case of a merger, amalgamation or other combination including the Company, the Company shall be the surviving entity;

(b)           in the case of a merger, amalgamation or other combination including a Guarantor (other than the Company), the Guarantor shall be the surviving entity;

(c)           the business to be acquired shall be similar to the lines of business of the Company and its Subsidiaries;

(d)           the Company and its Subsidiaries shall be in full compliance with the Financing Agreements both prior to and subsequent to the transaction;

(e)           no Default or Event of Default shall exist prior to or after giving effect to such Acquisition;

(f)            such Acquisition shall not be actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

(g)           if the aggregate Consideration for such Acquisition is (i) equal to or greater than One Million Dollars ($1,000,000), the Company shall have provided to the holders of the Notes, at least ten (10) days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Company and its Subsidiaries accompanied by a certificate of a Senior Financial Officer of the Company showing compliance with Sections 10.3, 10.5, 10.6 and 10.7, and if in effect at the time, Sections 10.1, 10.2 and 10.4, both before and after giving Acquisition Pro Forma Effect to the proposed Acquisition, and (ii) less than One Million Dollars ($1,000,000), the Company shall have provided to the holders of the Notes, within five days after such Acquisition, a pro forma financial statement of the Company and its Subsidiaries accompanied by a certificate of a Senior Financial Officer of the Company showing pro forma compliance with Sections 10.3, 10.5, 10.6 and 10.7, and if in effect at the time, Sections 10.1, 10.2 and 10.4; and

(h)           the aggregate amount of Consideration for all Acquisitions (other than any Pre-Approved Acquisition) for the Company and its Subsidiaries, during any fiscal year of the Company, would not exceed Ten Million Dollars ($10,000,000).

Section 10.14 Restricted Payments.  Neither the Company nor any of its Subsidiaries shall make or commit itself to make any Restricted Payment at any time, except that, if no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist:

(a)           the Company may make regularly scheduled payments of interest, commitment fees and letter of credit fees, with respect to Debt incurred under the Credit Agreement, payments of principal at maturity, and, so long as all conditions to borrowing under the Revolving Credit Facility are satisfied at such time, payments of principal incurred under the Credit Agreement;

(b)           the Company may make prepayments of Debt owing under the Credit Agreement to the extent required by the Intercreditor Agreement during a Declared Sharing Period (as defined in the Intercreditor Agreement); and

(c)           the Company may repurchase capital stock of the Company or pay or commit itself to pay, in cash to shareholders of the Company, during any fiscal year of the Company, Capital Distributions in an aggregate amount for all such repurchases, payments or commitments to pay not to exceed Ten Million Dollars ($10,000,000) during any fiscal year of the Company.

Section 10.15 Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.; provided that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of the Company or any of its Subsidiaries or an Affiliate.

Section 10.16 Corporate Names and Locations of Collateral.  Neither the Company nor any Subsidiary shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, the Company shall have provided the holders of the Notes with at least thirty (30) days prior written notice thereof.  The Company shall promptly notify the holders of the Notes of (a) any change in any location where a material portion of any of the Company’s or any Guarantor’s Inventory or Equipment is maintained, and any new locations where any material portion of any of the Company’s or any Guarantor’s Inventory or Equipment is to be maintained; (b) any change in the location of the office where any of the Company’s or any Guarantor’s records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in the location of any of the Company’s or any Guarantor’s chief executive office.  In the event of any of the foregoing or if deemed appropriate by the holders of the Notes and the Collateral Agent, the Collateral Agent and the holder of the Notes are each hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Collateral Agent’s or the holders’ of the Notes sole discretion, to perfect or continue perfected the security interest of Collateral Agent in the Collateral.  The Company shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse the holders of the Notes therefor if the holders of the Notes pay the same.  Such amounts shall be Related Expenses hereunder.

Section 10.17 Guaranty Under Material Debt Agreement.  Neither the Company nor any Subsidiary shall be or become a primary obligor or Guarantor of the Debt incurred pursuant to any Material Debt Agreement unless the Company or such Subsidiary shall also be a Guarantor under this Agreement prior to or concurrently therewith, except to the extent any Foreign Subsidiary is a primary obligor or guarantor of Debt incurred under the Credit Agreement.

Section 10.18 Pari Passu Ranking.  The Obligations shall, and the Obligors shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with the Notes and all other material senior Debt of each Obligor, except to the extent otherwise set forth in the Intercreditor Agreement.

Section 10.19 Credit Documents.  The Company shall not, without the prior written consent of the Required Holders, amend, restate, supplement or otherwise modify the Credit Documents to (a) increase the committed principal amount of the Revolving Credit Facility unless such increase shall be permitted pursuant to Section 10.9(l), (b) change the date of any scheduled principal payment to a date prior to September 21, 2011 or (c) otherwise modify any provision such that a Default or Event of Default will exist.  The Obligors shall not, without the prior written consent of the Required Holders, permit to exist, on the occurrence of any condition or otherwise, any Lien or other security in favor of the trustee for or the Bank Lenders or any agent therefor other than any Lien granted to Collateral Agent for the benefit of both the Bank Lenders and the holders of the Notes and Liens on assets of Foreign Subsidiaries to the extent subject to the Intercreditor Agreement.  The Company will not make any Restricted Payment under the Credit Agreement other than Restricted Payments under Section 10.14.

Section 10.20 Amendment of Organizational Documents.  Neither the Company nor any of its Subsidiaries shall amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or otherwise amend its Organizational Documents in any material respect, without the prior written consent of the Required Holders which consent shall not be unreasonably withheld.

Section 10.21 Reserved.

Section 10.22 Restrictive Agreements.  Except as set forth in this Agreement and the Credit Agreement (so long as such provisions are consistent with this Agreement), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to the Company, (b) make, directly or indirectly, loans or advances or capital contributions to the Company or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to the Company; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages permitted hereunder securing Debt or Capital Lease Obligations permitted hereunder, of the Company or any of its Subsidiaries to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 10.23 Deposit Accounts. The Company shall not suffer or permit (a) any Deposit Account of Company or a Guarantor not subject to a Control Agreement to have a balance, at any time, in excess of Ten Thousand Dollars ($10,000), and (b) all such Deposit Accounts not subject to a Control Agreement to have an aggregate balance, at any time, in excess of Seventy-Five Thousand Dollars ($75,000).

Section 10.24 Further Assurances.  The Company shall, promptly upon request by the Required Holders, (a) correct any material defect or error that may be discovered in any Financing Agreement or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Required Holders, may reasonably require from time to time in order to carry out more effectively the purposes of the Financing Agreements.

Section 10.25 Restructure of Foreign Subsidiaries. Except as listed on Schedule 10.25, the Obligors agree that the Obligors will not commence a material restructuring (including any insolvency action with respect thereto) of any Foreign Borrower (as such term is defined in the Credit Agreement) or any Subsidiary which was formerly a Foreign Borrower under the Credit Agreement (notwithstanding its release as a Foreign Borrower under the Credit Agreement pursuant to the Second Amendment to Credit Agreement or otherwise as contemplated thereby), so long as any Obligations (as such term is defined in the Credit Agreement) of such Foreign Subsidiary under the Credit Agreement are outstanding and for a period of twelve (12) months following repayment of any such obligations, unless such action is required under order of any Governmental Authority after the Obligors have taken all steps reasonably available to prevent, object to or stay such action.

SECTION 11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of (i) any principal or Yield Maintenance Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise or (ii) any fee payable by the Company pursuant to the terms of this Agreement when the same becomes due and payable; or

(b) the Company defaults in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or

(c) (i) the Company defaults in the performance of or compliance with any term contained in Sections 9.8, 9.10, 9.11, 10.1 through 10.15, inclusive, Sections 10.17 through 10.19, inclusive, or 10.22 or (ii) any Guarantor defaults in the performance of any term in any Subsidiary Guarantee; or

(d) any Obligor defaults in the performance of or compliance with any term contained herein or any other Financing Agreement (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 Business Days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of an Obligor in any Financing Agreement or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Subsidiary is in default in the payment of any amount due and owing under any Material Debt Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Debt or to permit the holder thereof to cause such Debt to become due prior to its stated maturity; or (ii) if an “event of default”, a “default” or an event with which the passage of time or the giving of notice, or both, would cause a default or event of default (other than defaults that have been cured within applicable grace periods or have otherwise been waived) shall occur under the Credit Documents or any extension, renewal, replacement or refinancing thereof; or

(g) any Financing Agreement shall cease to be a legal, valid and binding agreement enforceable against the Obligor thereunder, in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective rights, titles, interest, remedies, powers or privileges intended to be created thereby including, without limitation, a determination by any Governmental Authority or court that such Financing Agreement is invalid, void or unenforceable in any material respect or any party thereto shall contest or deny the validity or enforceability of any of its obligations under such Financing Agreement; or

(h) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation, for the appointment of an interim examiner or examiner or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee, an interim examiner, an examiner or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(j) any event occurs with respect to the Company or any Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in paragraph (h) or (i) above, provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in paragraph (g) or (h) above; or

(k) a final judgment or judgments for the payment of money in excess of $1,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal; or

(l) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $5,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (vii) the Company or any Subsidiary fails to administer or maintain a Foreign Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Foreign Plan is involuntarily terminated or wound up or (viii) the Company or any ERISA Affiliate becomes subject to the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Foreign Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(m) there shall have occurred any condition or event that the Required Holders determine has or is reasonably likely to have a Material Adverse Effect; or

(n) if any Lien granted in this Agreement or any Financing Agreement in favor of the Collateral Agent shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Obligors failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by the Required Holders, in their reasonable discretion) and the Obligors have failed to promptly execute appropriate documents to correct such matters.

As used in Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.  Any Event of Default that arises under Section 11(f)(ii) above shall be deemed to continue until waived in writing by the Required Holders.

SECTION 12.	REMEDIES ON DEFAULT, ETC.

Section 12.1 Acceleration.  (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of any Series of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes of such Series  then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder of Notes at the time outstanding affected by such Event of Default may at any time, at its option, by notice or notices to the Company, declare all the Notes held by it to be immediately due and payable.

Upon any Note’s becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon and (ii) the Yield Maintenance Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Yield Maintenance Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2 Collections and Receipt of Proceeds by Obligors..

(a)           Upon written notice to Company from the Required Holders after the occurrence of an Event of Default, a Cash Collateral Account shall be opened by Company at the main office of Collateral Agent (or such other office as shall be designated by Collateral Agent) and all such lawful collections of Company’s Accounts and such Proceeds of Company’s Accounts and Inventory shall be remitted daily by Company to Collateral Agent in the form in which they are received by Company, either by mailing or by delivering such collections and Proceeds to Collateral Agent, appropriately endorsed for deposit in the Cash Collateral Account.  In the event that such notice is given to Company from the Required Holders, Company shall not commingle such collections or Proceeds with any of Company’s other funds or property or the funds or property of any other Obligor, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for Collateral Agent.  In such case, the Required Holders may, in their sole discretion, at any time and from time to time, direct Collateral Agent to apply (subject to the terms of the Intercreditor Agreement) all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Notes, or (ii) any other Secured Obligations in accordance with this Agreement.  If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Collateral Agent on its warranties of collection, Collateral Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by Company with Collateral Agent or with any holder of the Notes, and, in any event, retain the same and Company’s interest therein as additional security for the Secured Obligations.  The Required Holders may, in their sole discretion, at any time and from time to time, direct Collateral Agent to release funds from the Cash Collateral Account to Company for use in the business of Company.  The balance in the Cash Collateral Account may be withdrawn by Company upon termination of this Agreement and payment in full of all of the Secured Obligations.

(b)           After the occurrence of an Event of Default, at the Required Holders’ written request, Company shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lockbox at a location acceptable to the Required Holders to which Collateral Agent shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lockbox agreement of Collateral Agent.

(c)           Collateral Agent, or Collateral Agent’s designated agent, is hereby constituted and appointed attorney in fact for Company and each Guarantor with authority and power to endorse any and all instruments, documents, and chattel paper upon the failure of such Obligor to do so.  Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are paid, (ii) exercisable by Collateral Agent at any time and without any request upon such Obligor by Collateral Agent to so endorse, and (iii) exercisable in the name of Collateral Agent or such Obligor.  Each Obligor hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  No Purchaser shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 12.3 Collections and Receipt of Proceeds by Collateral Agent.  Each Obligor hereby constitutes and appoints Collateral Agent, or Collateral Agent’s designated agent, as such Obligor’s attorney-in-fact to exercise, at any time, after the occurrence of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Obligations:

(a)           to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Collateral Agent or such Obligor, any and all of such Obligor’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral.  The Obligors hereby waive presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  Collateral Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(b)           to transmit to Account Debtors, on any or all of such Obligor’s Accounts, notice of assignment to Collateral Agent of security interest therein, and to request from such Account Debtors at any time, in the name of Collateral Agent or such Obligor, information concerning such Obligor’s Accounts and the amounts owing thereon;

(c)           to transmit to purchasers of any or all of such Obligor’s Inventory, notice of Collateral Agent’s security interest therein, and to request from such purchasers at any time, in the name of Collateral Agent or such Obligor, information concerning such Obligor’s Inventory and the amounts owing thereon by such purchasers;

(d)           to notify and require Account Debtors on such Obligor’s Accounts and purchasers of such Obligor’s Inventory to make payment of their indebtedness directly to Collateral Agent;

(e)           to take or bring, in the name of Collateral Agent or Obligor, all steps, actions, suits, or proceedings deemed by Collateral Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(f)           to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and at the option of Collateral Agent, to apply them as a payment against the Notes or any other Obligations in accordance with this Agreement.

Section 12.4 Collateral.  Upon the occurrence of an Event of Default and at all times thereafter, Collateral Agent may require Obligors to assemble the Collateral, each of the Obligors agrees to do, and make it available to Collateral Agent and the holders of the Notes at a reasonably convenient place to be designated by Collateral Agent.  Collateral Agent may, with or without notice to or demand upon such Obligor and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to such Obligor.  After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to any Obligor personally or any other Person or property, all of which each Obligor hereby waives, and upon such terms and in such manner as Collateral Agent may deem advisable, Collateral Agent, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time.  No prior notice need be given to any Obligor or to any other Person in the case of any sale of Collateral that Collateral Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Collateral Agent shall give the Obligors not fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made.  Each Obligor waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale.  At any such public sale, Collateral Agent or the holders of the Notes may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights each Obligor hereby waives and releases.  Subject to the terms of the Intercreditor Agreement, after deducting all Related Expenses and after paying all claims, if any, secured by Liens having precedence over this Agreement, Collateral Agent may apply the net proceeds of each such sale to or toward the payment of the Obligations, whether or not then due, in such order and by such division as Collateral Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to Obligors , and each shall remain liable for any deficiency.  In addition, Collateral Agent shall at all times have the right to obtain new appraisals of any Obligor or the Collateral, the cost of which shall be paid by Obligors.

Section 12.5 Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or in any other Financing Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.6 Rescission.  At any time after any Notes of any Series have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in principal amount of the Notes of such Series then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes of such Series, all principal of and Yield Maintenance Amount, if any, on any such Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Yield Maintenance Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of such Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.7 No Waivers or Election of Remedies, Expenses, etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.	TAX INDEMNIFICATION.

All payments whatsoever under the Financing Agreements will be made by the Obligors in lawful currency of the United States of America free and clear of, and without liability or withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by any Obligor under the Financing Agreements, the Obligors will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of the Financing Agreements after such deduction, withholding or payment (including without limitation any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of the Financing Agreements before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a) any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including without limitation such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for an Obligor, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of the Financing Agreements are made to, the Taxing Jurisdiction imposing the relevant Tax;

(b) any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the relevant Taxing Jurisdiction or otherwise of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes and that in the case of any of the foregoing would not result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, provided that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (and if such Forms are required pursuant to the laws of any jurisdiction other than the United States of America or any political subdivision thereof, such written request shall be accompanied by such Forms in the English language or with an English translation thereof); or

(c) any combination of clauses (a) and (b) above;

and provided, further, that in no event shall an Obligor be obligated to pay such additional amounts to any holder of a Note registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have used its commercially reasonable efforts to give timely notice of such law or interpretation to such holder.

By acceptance of any Note, the holder of such Note agrees that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

If any payment is made by an Obligor to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by such Obligor pursuant to this Section 13, then, if such holder at its reasonable discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Obligor such amount as such holder shall, in its reasonable discretion, determine to be attributable to the relevant Taxes or deduction or withholding.  Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of receipt of the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid by the Company of any Tax in respect of any amounts paid under the Financing Agreements (or if such original tax receipt is not available or must legally be kept in the possession of such Obligor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

If an Obligor makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the filing of one or more forms, then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the forms to be filed) use reasonable efforts to complete and deliver such forms to or as directed by the Company.

The obligations of the Obligors under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

SECTION 14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 14.1 Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2 Transfer and Exchange of Notes.  Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note of the same series.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.1, in the case of any Series A Note, and 1.2, in the case of a Shelf Note.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000.  Any transferee of a Note, or purchaser of a participation therein, shall, by its acceptance of such Note be deemed to make the same representations to the Company regarding the Note or participation as the Purchasers have made pursuant to Section 6.2, provided that such entity may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such entity of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

Section 14.3 Replacement of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $25,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 15.	PAYMENTS ON NOTES.

Section 15.1 Place of Payment.  Subject to Section 15.2, payments of principal, Yield Maintenance Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Citibank, N.A. in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2 Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Yield Maintenance Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as a Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1.  The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 15.2.

SECTION 16.	EXPENSES, ETC.

Section 16.1 Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by each Purchaser or holder of a Note or the Collateral Agent in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Financing Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes or any other Financing Agreement, or by reason of being a holder of any Note including, in each case described in this clause (a), the costs and expenses of the Collateral Agent, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by any Financing Agreement and (c) the cost and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization succeeding to the authority thereof.  The Obligors will pay, and will save each Purchaser and each other holder of a Note and the Collateral Agent harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by such Purchaser).

Section 16.2 Certain Taxes.  The Obligors agree to pay all stamp, documentary or similar taxes which may be payable in respect of the execution and delivery or the enforcement of the Financing Agreements or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in any applicable jurisdiction or in respect of any amendment of, or waiver or consent under or with respect to, the Financing Agreements and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax required to be paid by the Obligor hereunder.

Section 16.3 Survival.  The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of any Financing Agreement, and the termination of any Financing Agreement.

SECTION 17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; AMENDMENT AND RESTATEMENT; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of the Financing Agreements, the purchase or transfer by any Purchaser  of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to any Financing Agreement shall be deemed representations and warranties of such Obligor under such Financing Agreement.

Upon this Agreement becoming effective pursuant to Section 4A,:  (1) all terms and conditions of the Original Note Agreement and any other “Financing Agreement” as defined therein, as amended by this Agreement and the other Financing Agreements being executed and delivered in connection herewith, shall be and remain in full force and effect, as so amended, and shall constitute the legal, valid, binding and enforceable obligations of the Obligors party thereto to Purchasers; (b) the terms and conditions of the Original Note Agreement shall be amended as set forth herein and, as so amended, shall be restated in its entirety, but shall be amended only with respect to the rights, duties and obligations among Obligors and Purchasers accruing from and after the date hereof; (c) this Agreement shall not in any way release or impair the rights, duties,  Obligations or Liens created pursuant to the Original Note Agreement or any other Financing Agreements or affect the relative priorities thereof, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Obligors; (d) all indemnification obligations of the Obligors under the Original Note Agreement and any other Financing Agreements shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of Purchasers, and any other Person indemnified under the Original Note Agreement  or any other Financing Agreement at any time prior to the date hereof; (e) the amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations and other obligations and liabilities of each Obligor evidenced by or arising under the Original Note Agreement and the other Financing Agreements and the liens and security interests securing such Obligations and other obligations and liabilities granted by Obligors in the Original Note Agreement and the other Financing Agreements, which shall not in any manner be impaired, limited, terminated, waived or released.; (f) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Purchasers under the Original Note Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Original Note Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (g) any and all references in the Financing Agreements to the Original Note Agreement shall, without further action of the parties, be deemed a reference to the Original Note Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended or amended and restated from time to time hereafter.

Subject to the preceding two paragraphs, the Financing Agreements embody the entire agreement and understanding between Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 18.	AMENDMENT AND WAIVER.

18.1.1 (a)  Requirements.  This Agreement, the Notes and the other Financing Agreements may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 5, 6, 13, 22 or 24 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Yield Maintenance Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 13, 18, 21 or 24 hereof.

Section 18.2 Solicitation of Holders of Notes.

(a) Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding whether or not such holder consented to such waiver or amendment.

(c) Consent in Contemplation of Transfer.  Any consent made pursuant to this Section 18 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been so effected or granted but for such consent (and the consent of all other holders of Notes that were acquired under the same or similar conditions shall be void and of no force or effect except solely as to such holder.

Section 18.3 Binding Effect, etc.  Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 18.4 Notes Held by Company, etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 19.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)           if to any Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing,

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii)           if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing, or

(iv)           if to any of the Guarantors, “c/o NN, Inc.” at the Company’s address set forth in the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

Each document, instrument, financial statement, report, notice or other communication delivered in connection with the Financing Agreements shall be in English or accompanied by an English translation thereof.

The Financing Agreements have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in any jurisdiction.

SECTION 20.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser pursuant to the Original Note Agreement or on the date hereof or on any Closing Day (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by a Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 21.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on its behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to Purchasers under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Purchaser, provided that any Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, and (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee or any other holder that shall have previously delivered such a confirmation), such holder will confirm in writing that it is bound by the provisions of this Section 21 and providing the Company assurances that such holder will enter into further agreements with language no more burdensome on the holder than the language contained in this Section 21 as reasonably requested by the Company in order to comply with Regulation FD of the Securities and Exchange Commission.

Notwithstanding the foregoing, the Company agrees that Prudential Capital Group may, with the prior written consent of the Company (not to be unreasonably withheld or delayed),  (a) refer to its role in originating the purchase of the Notes from the Company and establishing the Facility, as well as the identity of the Company and the aggregate principal amount and issue date of the Notes and the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

SECTION 22.	SUBSTITUTION OF PURCHASER.

Prudential and each other Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 22), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser.  In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to the transferor Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 22), such word shall no longer be deemed to refer to such Affiliate, but shall refer to the transferor Purchaser, and such transferor Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 23.	SUBSIDIARY GUARANTEE.

Section 23.1 Subsidiary Guarantee.  Each of the Guarantors hereby unconditionally and irrevocably, jointly and severally, guarantees to the Collateral Agent and the holders the due and punctual payment and performance of all of the Obligations, in each case as and when the same shall become due and payable, whether at maturity, by acceleration, mandatory prepayment or otherwise, according to their terms.  In case of failure by a Principal Obligor of any Obligation punctually to pay or perform such Obligation, each of the Guarantors hereby unconditionally and irrevocably agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity, by prepayment, declaration or otherwise, and to cause such performance to be rendered punctually as and when due, in the same manner as if such payment or performance were made by such Principal Obligor.  This guarantee is and shall be a guarantee of payment and performance and not merely of collection.

Section 23.2 Maximum Subsidiary Guarantee Liability.  (a) Each Guarantor’s respective obligations hereunder and under the other Financing Agreements shall be in an amount equal to, but not in excess of, the maximum liability permitted under Applicable Bankruptcy Law (the “Maximum Subsidiary Guarantee Liability”).  To that end, but only to the extent such obligations otherwise would be subject to avoidance under Applicable Bankruptcy Law if any Guarantor is deemed not to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder or under the other Financing Agreements, each such Guarantor’s respective obligations hereunder and under the other Financing Agreements shall be reduced to that amount which, after giving effect thereto, would not render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to be deemed to have intended to incur debts), beyond its ability to pay such debts as they mature, at the time such obligations are deemed to have been incurred under Applicable Bankruptcy Law.  As used herein, the terms “insolvent” and “unreasonably small capital” likewise shall be determined in accordance with Applicable Bankruptcy Law.  This Section 23.2 is intended solely to preserve the rights of the holders and the Collateral Agent hereunder and under the other Financing Agreements to the maximum extent permitted by Applicable Bankruptcy Law, and neither the Guarantors nor any other Person shall have any right or claim under this Section 23.2 that otherwise would not be available under Applicable Bankruptcy Law.

(b) Each Guarantor agrees that the Guaranteed Obligations at any time and from time to time may exceed the Maximum Subsidiary Guarantee Liability of such Guarantor, and may exceed the aggregate Maximum Subsidiary Guarantee Liability of all Guarantors hereunder, without impairing this Subsidiary Guarantee or affecting the rights and remedies of the holders and the Collateral Agent.

Section 23.3 Contribution.  In the event any Guarantor party hereto (a “Funding Guarantor”) shall make any payment or payments under this Subsidiary Guarantee with respect to the Guaranteed Obligations or shall suffer any loss as a result of any realization upon any of its property granted as Collateral under any Financing Agreement, each other Guarantor (each, a “Contributing Guarantor”) shall contribute to such Funding Guarantor an amount equal to such Contributing Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Funding Guarantor.  For the purposes hereof, each Contributing Guarantor’s Pro Rata Share with respect to any such payment or loss by a Funding Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Contributing Guarantor’s Maximum Subsidiary Guarantee Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) to (b) the aggregate Maximum Subsidiary Guarantee Liability of all Guarantors party hereto.  Nothing in this Section 23.3 shall affect each  Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Subsidiary Guarantee Liability).  Each Guarantor covenants and agrees that its right to receive any contribution hereunder from a Contributing Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations.

Section 23.4 Subsidiary Guarantee Unconditional.  The obligations of each Guarantor under this Section 23 shall be continuing, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation of the Company under this Agreement or any other Financing Agreement, by operation of law or otherwise;

(b) any modification or amendment or supplement to this Agreement or any other Financing Agreement;

(c) any modification, amendment, waiver, release, non-perfection or invalidity of any direct or indirect security, or of any guarantee or other liability of any third party, for any Obligation of the Company under this Agreement or any other Financing Agreement;

(d) any change in the existence, structure or ownership of the Company, any Guarantor, or any insolvency, bankruptcy, reorganization or other similar case or proceeding affecting the Company, any Guarantor, or any of their respective assets, or any resulting release or discharge of any Obligation of the Company under this Agreement or any other Financing Agreement;

(e) the existence of any claim, set-off or other right that any Guarantor at any time may have against the Company, the Collateral Agent, any holder or any other Person, regardless of whether arising in connection with this Agreement or any other Financing Agreement;

(f) any invalidity or unenforceability relating to or against the Company for any reason of the whole or any provision of this Agreement or any other Financing Agreement or any provision of Applicable Bankruptcy Law purporting to prohibit the payment or performance by the Company of any Obligation, or the payment by the Company of any other amount payable by it under this Agreement or any other Financing Agreement; or

(g) any other act or omission to act or delay of any kind by the Company, the Collateral Agent, any holder or any other Person or any other circumstance whatsoever that might but for the provisions of this Section 23.4 constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 23.

Section 23.5 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  Each Guarantor’s obligations under this Section 23 shall remain in full force and effect so long as any Obligations are unpaid, outstanding or unperformed.  If at any time any payment of the Obligations or any other amount payable by the Company under this Agreement or the other Financing Agreements is rescinded or otherwise must be restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Guarantor’s obligations under this Section 23 with respect to such payment shall be reinstated at such time as though such payment had become due but not been made at such time.

Section 23.6 Waiver.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, notice of any breach or default by the Company and any other notice not specifically provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person or any Collateral granted as security for the Obligations or the Guaranteed Obligations.  Each Guarantor hereby specifically waives any right to require that an action be brought against the Company or any other Principal Obligor with respect to the Obligations.  Each Guarantor hereby specifically waives any other act or omission or thing or delay to do any other act or thing which might in any manner or to any extent vary the risk of the Guarantor or might otherwise operate as a discharge of such Guarantor

Section 23.7 Waiver of Reimbursement, Subrogation, Etc.  Each Guarantor hereby waives to the fullest extent possible as against the Company and its assets any and all rights, whether at law, in equity, by agreement or otherwise, to subrogation, indemnity, reimbursement, contribution, exoneration or any other similar claim, right, cause of action or remedy that otherwise would arise out of such Guarantor’s performance of its obligations to any Collateral Agent or any holder under this Section 23.  The preceding waiver is intended by the Guarantors, the Collateral Agent or any holder to be for the benefit of the Company or any of its successors and permitted assigns as an absolute defense to any action by any Guarantor against the Company or its assets that arises out of such Guarantor’s having made any payment to the any Collateral Agent or any holder with respect to any of the Guaranteed Obligations.

Section 23.8 Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Company under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Collateral Agent as directed by Required Holders.

Section 23.9 Subordination of Debt.  Any indebtedness of the Company for borrowed money now or hereafter owed to any Guarantor is hereby subordinated in right of payment to the payment by the Company of the Obligations, and if a default in the payment of the Obligations shall have occurred and be continuing, any such indebtedness of the Company owed to any Guarantor, if collected or received by such Guarantor, shall be held in trust by such Guarantor for the holders of the Obligations and be paid over to the Collateral Agent for application in accordance with this Agreement and the other Financing Agreements.

Section 23.10 Certain Releases.  Provided that no Default or Event of Default has occurred and is continuing or would result therefrom:

(a) in the event that any asset sale permitted under Section 10.12 consists in whole or in part of the sale of all of the capital stock of (or other ownership interests in) a Subsidiary that is owned by the Company or any other Subsidiary of the Company, upon the request of the Company the Collateral Agent shall release the Subsidiary whose stock (or other ownership interests) has (have) been sold from any duties and obligations to the holder pursuant to this Agreement and the other Financing Agreements to which such Subsidiary may be a party; and

(b) in connection with any other asset sale permitted under Section 10.12, upon the request of the Company the Collateral Agent shall execute and deliver any instruments reasonably required to release the assets sold from the Liens, if any, of the Financing Agreements.

SECTION 24.	MISCELLANEOUS.

Section 24.1 Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 24.2 Jurisdiction and Process; Waiver of Jury Trial.  (a) The Obligors irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating solely to the Financing Agreements.  To the fullest extent permitted by applicable law, the Obligors irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Obligors agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 24.2(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Obligors consent to process being served in any suit, action or proceeding solely of the nature referred to in Section 24.2(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to Corporation Service Company, as its agent for the purpose of accepting service of any process in the United States.  The Obligors agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 24 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Obligors in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 24.3 Obligation to Make Payment in Dollars.  Any payment on account of an amount that is payable under the Financing Agreements in U.S. Dollars which is made to or for the account of any holder of Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Obligors, shall constitute a discharge of the obligation of the Obligors under the Financing Agreements only to the extent of the amount of U.S. Dollars which such holder purchases in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above.  If the amount of U.S. Dollars so purchased is less than the amount of U.S. Dollars originally due to such holder, the Obligors agree to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in the Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under the Financing Agreements or under any judgment or order.  As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

Section 24.4 Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Yield Maintenance Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 24.5 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 24.6 Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 24.7 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by fewer than all, but together signed by all, of the parties hereto.

Section 24.8 Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 24.9 Collateral Agent.  Each holder of a Note acknowledges that the Collateral Agent has no duties or obligations to the holders of the Notes under this Agreement.

*     *     *     *     *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

NN, Inc.

By:
Name:
Title:

Guarantors:

Industrial Molding Corporation, as successor by merger to Industrial Molding Group, L.P.

By:
Name:
Title:

The Delta Rubber Company, a Connecticut
corporation

By:
Name:
Title:

Whirlaway Corporation, an Ohio corporation

By:
Name:
Title:

Triumph LLC, an Arizona limited liability company

By:
Name:
Title:

The foregoing is hereby agreed to as of the date thereof.

The Prudential Insurance Company
 of America

By:
Name:  Billy Greer
Title:   Senior Vice President

The foregoing is hereby agreed to as of the date thereof.

Prudential Retirement Insurance and Annuity Company

By:	Prudential Investment Management, Inc, as investment manager

By:
Name:
Title:   Vice President

The foregoing is hereby agreed to as of the date thereof.

American Bankers Life Assurance Company of Florida, Inc.

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., as General Partner

By:
Name:  Billy Greer
Title:   Senior Vice President

The foregoing is hereby agreed to as of the date thereof.

Farmers New World Life Insurance Company

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., as General Partner

By:
Name:  Billy Greer
Title:   Senior Vice President

The foregoing is hereby agreed to as of the date thereof.

Time Insurance Company

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., as General Partner

By:
Name:  Billy Greer
Title:   Senior Vice President

Information Relating to Purchasers of Series A Notes

Name and Address of Purchaser	Principal Amount of Series A Notes Purchased
The Prudential Insurance Company of America c/o Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Facsimile: (404) 870-3741	$20,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “NN, Inc., 6.70% Senior Notes, Series A, due April 26, 2014, PPN 629337 A@5, principal, premium or interest”) to:

JPMorgan Chase Bank
New York, New York
ABA #021-000-021
For credit to:  Account Number P86188

Notices

All notices and communications (including copies of all notices relating to payments) to be addressed as first provided above to the attention of the Managing Director.

All notices with respect to payments, and written confirmation of each such payment, to be addressed to:

The Prudential Insurance Company of America
c/o Investment Operations Group
Gateway Center Two, 10th Floor
100 Mulberry Street
Newark, New Jersey 07102
Attention:  Manager, Billings and Collections
Recipient of telephonic prepayment notices:

Manager, Trade Management Group
Phone Number:  (973) 367-3141
Facsimile:  (888) 889-3832
Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  22-1211670

SCHEDULE A

Name and Address of Purchaser	Principal Amount of Series A Notes Purchased
Prudential Retirement Insurance and Annuity Company c/o Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Facsimile: (404) 870-3741	$10,350,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “NN, Inc., 6.70% Senior Notes, Series A, due April 26, 2014, PPN 629337 A@5, principal, premium or interest”) to:

JPMorgan Chase Bank

New York, New York

ABA #021-000-021

For credit to:  Account Number P86329

Notices

All notices and communications (including copies of all notices relating to payments) to be addressed as first provided above to the attention of the Managing Director.

All notices with respect to payments, and written confirmation of each such payment, to be addressed to:

Prudential Retirement Insurance and Annuity Company

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, New Jersey 07102

Attention:  Manager, Billings and Collections

Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Phone Number:  (973) 367-3141

Facsimile:  (888) 889-3832

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  06-1050034

Name and Address of Purchaser	Principal Amount of Series A Notes Purchased
American Bankers Life Assurance Company of Florida, Inc. c/o Prudential Private Placement Investors, L.P. 4 Gateway Center 100 Mulberry Street Newark, NJ 07102 Attention: Albert Trank, Managing Director Telephone: (973) 802-8608 Facsimile: (973) 624-6432	$3,600,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “NN, Inc., 6.70% Senior Notes, Series A, due April 26, 2014, PPN 629337 A@5, principal, premium or interest”) to:

JP Morgan Chase Bank

ABA #021000021

Account No.:  900-9000200

Account Name:  Private Placement Income

For further credit to Account No.: G09888

Notices

All notices and communications (including copies of all notices relating to payments) to be addressed as first provided above.

All notices with respect to payments, and written confirmation of each such payment, to be addressed to:

JP Morgan Chase Bank

Investor Services

3 Chase Metrotech Center

North America Insurance, 5S5

Brooklyn, NY  11245

Attention:  Anna Marie Mazza

Telephone:  (718) 242-5399

Facsimile:  (718) 242-8328

and

Fortis, Inc.

One Chase Manhattan Plaza

New York, NY  10005

Attention:  Kevin P. Mahoney

       AVP, Investment Accounting & Treasury Operations

Telephone:  (212) 859-7184

Facsimile:  (212) 859-7043

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  59-0676017

Name and Address of Purchaser	Principal Amount of Notes to Be Purchased
Farmers New World Life Insurance Company c/o Prudential Private Placement Investors, L.P. 4 Gateway Center 100 Mulberry Street Newark, NJ 07102 Attention: Albert Trank, Managing Director Telephone: (973) 802-8608 Facsimile: (973) 624-6432 E-mail: albert.trank@prudential.com	$3,050,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “NN, Inc., 6.70% Senior Notes, Series A, due April 26, 2014, PPN 629337 A@5, principal, premium or interest”) to:

JPMorgan Chase Bank

New York, NY

ABA No.:  021000021

Account No.:  900-9000-200

Account Name:  SSG Private Income Processing

For further credit to Account: P58834 Farmers NWL

Notices

All notices and communications (including copies of all notices relating to payments) to be addressed as first provided above.

All notices with respect to payments, and written confirmation of each such payment, to be addressed to:

Jim DeNicholas - Director, Investment Operations/Accounting

and

Laszlo Heredy - Vice President & Chief Investment Officer

Farmers Insurance Company

4680 Wilshire Blvd., 4th Floor

Los Angeles, CA  90010

and

Joann Bronson - Director, Investments & Separate Accounts

and

Oscar Tengtio - Vice President & Chief Financial Officer

Farmers New World Life Insurance Company

3003 77th Avenue Southeast, 5th Floor

Mercer Island, WA  98040-2837

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  91-0335750

Name and Address of Purchaser	Principal Amount of Series A Notes Purchased
Time Insurance Company c/o Prudential Private Placement Investors, L.P. 4 Gateway Center 100 Mulberry Street Newark, NJ 07102 Attention: Albert Trank, Managing Director Telephone: (973) 802-8608 Facsimile: (973) 624-6432	$3,000,000

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as “NN, Inc., 6.70% Senior Notes, Series A, due April 26, 2014, PPN 629337 A@5, principal, premium or interest”) to:

M&I Marshall & Illsley Bank
Milwaukee, WI
ABA No.:  075000051
DDA Account No.:  27006
Account Name:  General Trust Fund
For further credit to Account No.:  89-0035-78-5
Account Name:  Time Insurance Prudential Private Placements

Notices

All notices and communications (including copies of all notices relating to payments) to be addressed as first provided above.

All notices with respect to payments, and written confirmation of each such payment, to be addressed to:

Marshall & Illsley Trust Company
Asset Booking Department
11270 West Park Place, Suite 400
Milwaukee, WI  53224
Attention:  Linda Harris-Murphy
Telephone:  (414) 815-3635
Facsimile:  (414) 815-3589

and

Fortis, Inc.
One Chase Manhattan Plaza
New York, NY  10005
Attention:  Kevin P. Mahoney
AVP, Investment Accounting & Treasury Operations
Telephone:  (212) 859-7184
Facsimile:  (212) 859-7043

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  39-0658730

Defined Terms

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the express requirements of this Agreement.  For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Debt using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.  Unless otherwise defined in this Schedule B, terms that are defined in the U.C.C. are used herein as so defined.  The following definitions shall be applicable to the singular and plural forms of the following defined terms.

Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” shall have the meaning specified in Section 2.2.6.

“Accepted Note” shall have the meaning specified in Section 2.2.6.

“Acceptance Day” shall have the meaning specified in Section 2.2.6.

“Acceptance Window” shall have the meaning specified in Section 2.2.6.

“Account” shall mean an account, as defined in the U.C.C.

“Account Debtor” shall mean any Person obligated to pay all or any part of any Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than the Company or any of its Subsidiaries), or any business or division of any Person (other than the Company or any of its Subsidiaries), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than the Company or any of its Subsidiaries), or (c) the acquisition of another Person (other than the Company or any of its Subsidiaries) by a merger, amalgamation or consolidation or any other combination with such Person.

“Acquisition Pro Forma Effect” shall mean, in making any calculation hereunder to which such term is applicable, including any calculation necessary to determine whether the US Company is in compliance with Section 10.1 through 10.7, inclusive, or whether a Default would result from any Acquisition, (a) any Acquisition made during the most recent twelve (12) month period (the “Reference Period”) ending on and including the date of determination (the “Calculation Date”) shall be assumed to have occurred on the first day of the Reference Period, (b) Consolidated Funded Debt, and the application of proceeds therefrom, incurred or to be incurred in connection with any Acquisition made or to be made during the Reference Period shall be assumed to have arisen or occurred on the first day of the Reference Period, (c) there shall be excluded any interest expense in respect of Consolidated Funded Debt outstanding during the Reference Period that was or is to be refinanced with proceeds of Debt incurred or to be incurred in connection with any Acquisition made or to be made during the Reference Period, (d) interest expense in respect of Consolidated Funded Debt bearing a floating rate of interest and assumed to have been incurred on the first day of the Reference Period shall be calculated on the basis of the average rate in effect under the Credit Agreement for “Base Rate Loans” throughout the period such Consolidated Funded Debt is assumed to be outstanding, and (e) rent expense shall include actual rent expense incurred by any Person, operating unit or business acquired during the Reference Period, plus rent expense projected for the twelve (12) month period following the date of actual incurrence thereof in respect of any operating lease entered into or to be entered into in connection with any Acquisition made during the Reference Period, which projected rent expense shall be deemed to have been incurred on the first day of the Reference Period.

“Affiliate” shall mean, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Alternate Currency” shall mean Euro or any other lawful currency, other than Dollars, agreed to by the holders of the Notes that is readily available, is freely transferable, is convertible into Dollars in the international interbank market, in which deposits are customarily offered to banks in the London interbank market and as to which a Dollar Equivalent (as defined in the Credit Agreement) may be readily calculated.

“Amendment Fee” shall have the meaning specified in Section 2.2.9(v).

 “Applicable Bankruptcy Law” shall mean, with respect to any Guarantor, Title 11 of the United States Code, and any other laws governing bankruptcy, suspension of payments, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency and any other similar laws applicable to such Guarantor.

“Asset Acquisition” shall mean (a) any Investment by the Company or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with the Company or any of its Subsidiaries or (b) any acquisition by the Company or any of its Subsidiaries of the assets of any Person that constitute substantially all of an operating unit or business of such Person.

“Available Facility Amount” shall have the meaning specified in Section 2.2.1.

“Bank Agent” shall mean KeyBank National Association.

“Bank Credit Party” shall mean the Obligors and all other Subsidiaries or Affiliates of the Company that are borrowers or guarantors under the Credit Documents.

“Bank Lender” shall mean any lender under the Credit Agreement.

“Business Day” shall mean (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, or Johnson City, Tennessee are required or authorized to be closed.

“Cancellation Date” shall have the meaning specified in Section 2.2.9(iv).

“Cancellation Fee” shall have the meaning specified in Section 2.2.9(iv).

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given by the Company or any Subsidiary to any Person that is not the Company or a Subsidiary, for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of the Company or such Subsidiary or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of the Company or such Subsidiary) in respect of the Company’s or such Subsidiary’s capital stock or other equity interest.

“Capital Expenditure” shall mean, for any period, the amount of capital expenditures of the Company, as determined on a Consolidated basis and in accordance with GAAP; provided that any capital expenditures made for an Acquisition permitted pursuant to Section 10.13 hereof shall be excluded from the calculation of Capital Expenditures.

“Capital Lease” shall mean, at any time, a lease which in accordance with GAAP would be capitalized on the lessee’s balance sheet.

“Capital Lease Obligations” shall mean, with respect to any person and any Capital Lease, the amount of the obligation of such person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such person.

“Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by Company with Collateral Agent, without liability by Collateral Agent or any holder of the Notes to pay interest thereon, from which account Collateral Agent, on behalf of the Bank Lenders and the holders of the Notes, shall have the exclusive right to withdraw funds until all of the Senior Indebtedness (as defined in the Intercreditor Agreement) is paid in full.

“Change of Control Notice” shall have the meaning set forth in Section 8.3(a).

"Closing Day" shall mean, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note and agreed to in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the "Closing Day" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2.2.7, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to "original Closing Day" in paragraph 2.2.9(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means the collateral granted from time to time by the Obligors to Collateral Agent pursuant to the Collateral Agreements.

“Collateral Agent” means KeyBank National Association acting as Collateral Agent for the Bank Lenders and the holders of the Notes pursuant to the Collateral Agreements and the Intercreditor Agreement, and any successor designated as Collateral Agent pursuant to the Intercreditor Agreement.

“Collateral Agreements” shall mean each Security Agreement, each Pledge Agreement, each Mortgage, each Consignee’s Waiver, each Intellectual Property Security Agreement, each Confirmation of Grant of Security Interest in Intellectual Property, each Landlord’s Waiver, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America, filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other mortgage, security agreement or other document pursuant to which any Lien is granted by an Obligor or any other Person to Collateral Agent, as security for the Obligations, or any part thereof, and each other agreement executed in connection with any of the foregoing or in connection with this Agreement, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Company” shall mean NN, Inc., a Delaware corporation, or any successor that becomes such in accordance with Section 10.12.

“Confidential Information” is defined in Section 21.

“Confirmation of Acceptance” shall have the meaning specified in Section 2.2.6.

“Confirmation of Grant of Security Interest in Intellectual Property” means each Confirmation of Grant of Security Interest in Intellectual Property executed by an Obligor and dated as of the date hereof.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consignee’s Waiver” shall mean a consignee’s waiver (or similar agreement), in form and substance reasonably satisfactory to the Required Holders, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Consolidated” shall mean the resultant consolidation of the financial statements of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 5.5 hereof.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the Company for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Depreciation Charges” means, for any period, the aggregate of all depreciation charges for fixed assets, leasehold improvements and general intangibles (excluding goodwill) of the Company for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Fixed Charges” means, as determined on a Consolidated basis after giving Acquisition Pro Forma Effect to any Acquisition made during the most recently completed four fiscal quarters of Company, the sum (without duplication) of (a) Consolidated Interest Expense actually paid in cash for such period, (b) the current portion of long term liabilities and the current portion of Capital Lease Obligations of Company or any of its Subsidiaries (excluding scheduled payments with respect to Swing Loans (as defined in the Credit Agreement) currently outstanding under the Credit Agreement and optional prepayments of the Notes pursuant to Section 8.2), (c) all federal, state and foreign income taxes actually paid in cash during such period, (d) Capital Distributions paid in cash during such period, (e) Capital Expenditures paid in cash during such period and (f) cash disbursements during such period paid in connection with the repurchase of stock or stock options to the extent such payment is reflected as an expense in the Company’s financial statements.

“Consolidated Funded Debt” shall mean means, at any date, all Debt (including, but not limited to, current, long-term and Subordinated Debt, if any) of Company, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of the Company (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of the Company, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Income” shall mean, with reference to any period, the consolidated net income of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between any of the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company in accordance with GAAP, provided that there shall be excluded:

(a)           the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or a Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition,

(b)           the income (or loss) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Company or such Subsidiary in the form of cash dividends or similar cash distributions, and

(c)           extraordinary gains or losses of the Company and its Subsidiaries as determined in accordance with GAAP.

“Consolidated Rental Expense” shall mean, for any period, the rental expense of the Company for such period as determined on a consolidated basis and in accordance with GAAP.

“Consolidated Section 10.10 Debt” shall mean, for the Company and its Subsidiaries on a consolidated basis, all Section 10.10 Debt that constitutes (a) indebtedness for borrowed money or for notes, debentures or other debt securities, (b) notes payable and drafts accepted representing extensions of credit regardless of whether the same represent obligations for borrowed money, (c) reimbursement obligations in respect of letters of credit issued for the account of the Company or a Subsidiary thereof (including any such obligations in respect of any drafts drawn thereunder), (d) liabilities for all or any part of the deferred purchase price of property or services, (e) liabilities secured by any Lien on any property or asset owned or held by the Company or any of its Subsidiaries regardless of whether the Section 10.10 Debt secured thereby shall have been assumed by or is a primary obligation of the Company or such Subsidiary, (f) Capital Lease Obligations, (g) Off-Balance Sheet Liabilities, and (h) without duplication, all Contingent Obligations the primary obligation of which is Debt of the type described in clauses (a) through (g) above; provided, however, that Consolidated Section 10.10 Debt shall not include any unsecured current liabilities incurred in the ordinary course of business and not represented by any note, bond, debenture or other instrument.

“Consolidated Total Assets” shall mean, at any time, the total assets of the Company and its Subsidiaries which would be shown on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP.

 “Contingent Obligations” shall mean, as to any Person, any contingent obligation calculated in conformity with GAAP, and in any event shall include (without duplication) all indebtedness, obligations or other liabilities of such Person guaranteeing or in effect guaranteeing the payment or performance of any indebtedness, obligation or other liability, whether or not contingent (collectively, the “primary obligations”), of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any indebtedness, obligation or other liability of such Person, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss with respect thereto.

“Contributing Guarantor” is defined in Section 23.3.

“Control Agreement” shall mean a tri-party blocked account agreement among the applicable Obligor, depositary bank and Collateral Agent, for the benefit of itself, the Bank Lenders and the holders of the Notes, in form and substance reasonably acceptable to Collateral Agent, and which shall provide, among other things, that the bank executing such agreement shall follow the instructions of Collateral Agent without further consent of any Obligor.

“Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of December 21, 2010, by and among the Obligors, certain of their other subsidiaries, the lenders from time to time parties thereto and KeyBank National Association, as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Documents” shall mean the Credit Agreement and each other document executed in connection therewith, as amended, restated, supplemented or otherwise modified from time to time.

“Debt” shall mean shall mean, for the Company or any Subsidiary, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (provided that the following shall not constitute Debt for purposes of this definition: trade accounts payable in the ordinary course of business and current liabilities in the form of expenses that are not the result of the borrowing of money or the extension of credit and that are listed on the financial statements of the Company or such Subsidiary as “other current liabilities”), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all lease obligations that have been or should be capitalized on the books of the Company or such Subsidiary in accordance with GAAP, (h) all obligations of the Company or such Subsidiary with respect to asset securitization financing programs to the extent that there is recourse against the Company or such Subsidiary or the Company or such Subsidiary is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or such Subsidiary is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to the Company or such Subsidiary, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by the Company or such Subsidiary to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

“Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” shall mean with respect to any Series of Notes that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in such Series  of Notes or (ii) 2% over the rate of interest publicly announced by Citibank, N.A. in New York, New York as its “base” or “prime” rate.  “Default Rate” with respect to any other series of Notes shall have the meaning ascribed to such term in the related Supplement.

“Delayed Delivery Fee” shall have the meaning specified in Section 2.2.9(iii).

“Deposit Account” shall mean (a) a deposit account, as defined in the U.C.C., (b) any other deposit account, and (c) any demand, time, savings, checking, passbook or similar account maintained with a bank, savings and loan association, credit union or similar organization.

“Dollars” or “$” or “U.S. Dollars” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” shall mean a Subsidiary that (a) is not an Obligor, (b) has aggregate assets of less than One Hundred Thousand Dollars ($100,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such direct or indirect Subsidiaries of more than One Hundred Thousand Dollars ($100,000).

“Dutch Holding” is defined in the Preamble.

“EBITDA” shall mean, for the Company and its Subsidiaries on a consolidated basis for any period, after giving Acquisition Pro Forma Effect to any Acquisition made during such period, the sum of (a) Section 10.10 Consolidated Net Income, plus (x) without duplication, the aggregate amounts deducted in determining such Section 10.10 Consolidated Net Income in respect of: (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges, (d) actual non-recurring non-cash restructuring charges to the extent such amounts together do not exceed Five Million Dollars ($5,000,000) in the aggregate over all periods and (e) foreign exchange losses as reported in Other Income according to GAAP and the negative impact to EBITDA resulting from converting Alternate Currency-based income to Dollar-based income to the extent such amounts together exceed Five Million Dollars ($5,000,000) for such period, minus (y) without duplication, the aggregate amounts included in determining such Section 10.10 Consolidated Net Income in respect of: (i) extraordinary or unusual non-cash gains not incurred in the ordinary course of business and (ii) foreign exchange gains as reported in Other Income according to GAAP and the positive impact to EBITDA resulting from converting Alternate Currency-based income to Dollar-based income to the extent such amounts together exceed Five Million Dollars ($5,000,000) for such period.

“EBITDAR” shall mean, for any period, as determined on a consolidated basis and in accordance with GAAP, EBITDA plus Consolidated Rental Expense.

“Environmental Laws” shall mean any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equipment” shall mean all equipment, as defined in the U.C.C.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Event of Default” is defined in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Order 13224” means Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001), as the same has been or hereafter may be renewed, extended, amended or replaced.

“Facility” shall have the meaning specified in Section 2.2.1.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day of such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for each day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York.

“Fee Letter” shall mean the letter agreement, dated as of the March 13, 2009, by and among the Company and the holders of the Series A Notes on such date.

“Financing Agreement” or “Financing Agreements” shall mean and include this Agreement, the Notes, the Subsidiary Guarantees, the Fee Letter, the Omnibus Amendment and Reaffirmation Agreement, and the Collateral Agreements, as amended, restated or modified from time to time, and any other assignment, guaranty agreement, subordination agreement, financial statement, audit report, certificate or other writing furnished by any Obligor, or any of its officers, to any holder of the Notes pursuant to or otherwise in connection with this Agreement.

“Fixed Charges Coverage Ratio” shall mean, as determined on a Consolidated basis after giving Acquisition Pro Forma Effect to any Acquisition made during the most recently completed four fiscal quarters of the Company, the ratio of (a) EBITDA (for the most recently completed four fiscal quarters of the Company) to (b) Consolidated Fixed Charges (for the most recently completed four fiscal quarters of the Company).

“Foreign Plan” shall mean any plan, fund or other similar program that (a) is established or maintained outside the United States of America by an Obligor or any Subsidiary primarily for the benefit of employees of such Obligor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Foreign Restructuring” is defined in the Preamble.

“Foreign Subsidiary” shall mean any Subsidiary of the Company that is organized in a jurisdiction other than the United States or any state or other subdivision thereof.

 “Funding Guarantor” is defined in Section 23.3.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean

(a)           the government of

(i)           the United States of America or any State or other political subdivision thereof, or

(ii)           any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” shall mean all the Obligations of the Company guaranteed by the Guarantors pursuant to the Subsidiary Guarantees.

“Guarantors” shall mean and include all existing and future Subsidiaries (other than Foreign Subsidiaries), including, but not limited to, Industrial Molding Corporation, Triumph, Whirlaway Corporation and The Delta Rubber Company, but excluding any Subsidiary which is not required to deliver a Subsidiary Guarantee pursuant to Section 4.11 or Section 9.8.

“Guaranty” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such Debt or obligation or any property constituting security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d)           otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” shall mean any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“Hedge Agreement” shall mean any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by the Company or any Subsidiary with any Person in connection with any Debt of the Company or such Subsidiary, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by the Company or any Subsidiary.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“holder” or “Holder” shall mean, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Institutional Investor” shall mean (a) any original purchaser of a Note, (b) any holder of a Note holding more than 10% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement, executed and delivered by the Company in favor of Collateral Agent, dated as of March 13, 2009, and any other Intellectual Property Security Agreement executed on or after the Restatement Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Intercreditor Agreement” shall mean the Second Amended and Restated Intercreditor Agreement, dated as of the Restatement Date, among KeyBank National Association, as Bank Agent (for the benefit of and on behalf of the Bank Lenders) and Collateral Agent (for the benefit of and on behalf of the Bank Lender and the holders of the Notes), the holders of the Notes and the “Obligors” as defined therein.

“Inventory” shall mean all inventory, as defined in the U.C.C.

“Investment” shall mean the making of any loan, advance, extension of credit or capital contribution to, or the acquisition of any stock, bonds, notes, debentures or other obligations or securities of, or the acquisition of any other interest in or the making of any other investment in, any Person.

“Investment Property” - shall mean all investment property, as defined in the U.C.C.

“Issuance Fee” shall have the meaning specified in Section 2.2.9(ii).

“Issuance Period” shall have the meaning specified in Section 2.2.2.

“Landlord’s Waiver” shall mean a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to the Required Holders, delivered by an Obligor in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Leverage Ratio” shall mean, for the Company and its Subsidiaries on a consolidated basis, as of any date of determination, after giving Acquisition Pro Forma Effect made during such period, the ratio of Consolidated Funded Debt (as of the last day of the most recently completed fiscal quarter of the Company) to EBITDA (for the most recently completed four fiscal quarters of the Company).

“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

 “Material” shall mean material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of an Obligor to perform its obligations under  the Notes or any other Financing Agreement, or (c) the validity or enforceability of a Financing Agreement.

“Material Debt Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Debt of any Obligor in excess of the amount of Seven Million Dollars ($7,000,000).

“Maximum Subsidiary Guarantee Liability” shall mean the maximum liability hereunder and under the Italian Subsidiary Guarantee of the respective Guarantors permitted by Applicable Bankruptcy Law as provided in Section 23.2 hereto and in the Italian Subsidiary Guarantee.

“Memorandum” is defined in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Mortgage” shall mean each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable foreign document), dated on or after March 13, 2009, relating to the Real Property, executed and delivered by an Obligor, to further secure the Obligations, as the same may from time to time be amended, restated or otherwise modified.

“Multiemployer Plan” shall mean any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NN Europe” shall mean NN Europe ApS, a Danish limited liability company, and its successors.

“Notes” is defined in Section 1.

“Obligations” shall mean, as to any Person, all Section 10.10 Debt, obligations and other liabilities of such Person of any kind and description owing to the Collateral Agent or the holders pursuant to the provisions of this Agreement, the Notes and the other Financing Agreements, howsoever evidenced or acquired, whether now existing or hereafter arising, due or not due, absolute or contingent, liquidated or unliquidated, direct or indirect, express or implied, whether owed individually or jointly with others (including, without limitation, all “Obligations”, as that term is defined in the Original Note Agreement.

“Obligors” shall mean and include the Company and each Guarantor; provided however, notwithstanding the fact that Triumph is a Guarantor, Triumph shall not be deemed to be an “Obligor” hereunder.

“Officer’s Certificate” shall mean a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Omnibus Amendment and Reaffirmation Agreement” shall mean that certain Omnibus Amendment and Reaffirmation Agreement, dated as of the date hereof, executed and delivered by each Obligor and Triumph in connection with the Financing Agreements executed prior to the date hereof, in form and substance satisfactory to each holder of the Notes.

“Operating Lease” shall mean, as to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is not a Capital Lease.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s articles (certificate) of incorporation, operating agreement or equivalent formation documents, and regulations (bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Original Note Agreement” shall have the meaning specified in the Preamble.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced from time to time.

 “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Foreign Subsidiary Loans and Investments” shall mean:

(a)           the investments by the Company or any of its Subsidiaries in a Foreign Subsidiary existing as of the Restatement Closing Date and set forth on Schedule 10.11 hereto;

(b)           the loans by the Company or any of its Subsidiaries to a Foreign Subsidiary in such amounts existing as of the Restatement Closing Date and set forth on Schedule 10.11 hereto;

(c)           any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Debt of, a Bank Credit Party;

(d)           any investment by a Bank Credit Party in, or loan from a Bank Credit Party to, or guaranty from a Bank Credit Party of Indebtedness of, a Foreign Subsidiary organized under the laws of the People’s Republic of China in an aggregate amount not to exceed Seven Million Dollars ($7,000,000) during any fiscal year;

(e)           to the extent not otherwise permitted under Section 10.11 any investment by the Company or any of its Subsidiaries in, or loan by the Company or any of its Subsidiaries to, or guaranty of the Debt of, one or more Foreign Subsidiaries that are Bank Credit Parties, in an aggregate amount for all such Foreign Subsidiaries not to exceed Ten Million Dollars ($10,000,000) at any time outstanding; and

(f)           any investment by a Foreign Subsidiary that is not a Bank Credit Party in, or loan by a Foreign Subsidiary that is not a Bank Credit Party to, the Company or any of its Subsidiaries.

“Permitted Jurisdiction” shall mean the United States of America or any member country of the European Union as of the date of Closing (excluding Greece or Spain).

“Permitted Investment” shall mean (a) any investment by the Company or any of its Subsidiaries in, or loan by the Company or any of its Subsidiaries to, or guaranty of the Indebtedness of, one or more Foreign Subsidiaries that are not Obligors or (b) any investment by any Obligor in the stock (or other debt or equity instruments) of a Person (other than the Company or any of its Subsidiaries); provided that the aggregate amount of all such investments, loans or guaranties made pursuant to clauses (a) and (b) above shall not exceed, at any time, an aggregate amount (as determined when each such investment is made) of Four Million Dollars ($4,000,000).

 “Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” shall mean an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities executed and delivered by an Obligor in favor of Collateral Agent and any other Pledge Agreement executed by any other Obligor after the Restatement Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Intercompany Note” means any promissory note made by the Company or any of its Subsidiaries to an Obligor, whether now owned or hereafter acquired by such Obligor.  (Schedule 10.8(b) hereto lists, as of the Restatement Closing Date, all of the Pledged Intercompany Notes.)

“Pledged Securities” means all of the shares of capital stock or other equity interest of the Company or any of its Subsidiaries, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities of Foreign Subsidiaries that secure Obligations of Obligors organized under the laws of the United States or any State thereof shall only include up to sixty-five percent (65%) of the shares of voting capital stock or other voting equity interest of any first-tier Foreign Subsidiary and shall not include any Foreign Subsidiary other than a first-tier Foreign Subsidiary.  (Schedule 10.8(a) hereto lists, as of the Restatement Closing Date, all of the Pledged Securities.)

“Pre-Approved Acquisition” means any Acquisition by the Company or any of its Subsidiaries approved in writing by the Required Holders.

“Principal Obligor” shall mean, with respect to a specific indebtedness or obligation, the Person creating, incurring, assuming or suffering to exist such indebtedness or obligation without becoming liable for same as a surety or guarantor.

“Proceeds” means (a) proceeds, as defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash.  Cash proceeds include, without limitation, moneys, checks and Deposit Accounts.  Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance.  Except as expressly authorized in this Agreement, the right of the Collateral Agent and the holders of the Notes to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Collateral Agent or any holder of a Note to the sale, exchange, collection or other disposition of any or all of the Collateral by the Company or any of its Subsidiaries.

“property” or “properties” shall mean, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” shall have the meaning set forth in Section 8.3(c).

“Proposed 8.8 Prepayment Date” shall have the meaning set forth in Section 8.8(b).

“Prudential” shall mean The Prudential Insurance Company of America.

“Prudential Affiliate” shall mean (i) any corporation or other entity at least a majority of the Voting Stock (or equivalent voting securities or interests) of which is owned by Prudential either directly or through subsidiaries and (ii) any investment fund or investment advisory client which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition.

“Purchasers” shall mean Prudential and the other Series A Note Purchasers, with respect to the Series A Notes, and, with respect to any Accepted Notes, Prudential and/or the Prudential Affiliate(s) which are purchasing such Accepted Notes.

“QPAM Exemption” shall mean Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Real Property” shall mean each parcel of the real estate owned by any Obligor, as set forth on Schedule 5.10 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the “Property” in each of the Mortgages.

“Related Expenses” shall mean any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by the holders of the Notes, or imposed upon or asserted against any holder of a Note, in any attempt by any holder of a Note to (i) obtain, preserve, perfect or enforce any Financing Agreement, Collateral Agreement or any security interest evidenced by any Financing Agreement or any Collateral Agreement; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Obligor or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Request for Purchase” is defined in Section 2.2.4.

“Required Holders” shall mean, at any time, the holders of at least 66-2/3% in principal amount of the Notes or Series of Notes, as the context may require, at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Rescheduled Closing Day” shall have the meaning specified in Section 2.2.8.

“Responsible Officer” shall mean any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restatement Closing Date” means December 21, 2010.

“Restricted Payment” shall mean, with respect to the Company or any Subsidiary, (a) any Capital Distribution, (b) any amount paid by the Company or such Subsidiary in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Debt, or (c) any amount paid by the Company or such Subsidiary in repayment, redemption, retirement or repurchase, directly or indirectly, of any Debt incurred under or governed by the Credit Documents.

“Revolving Credit Facility” shall mean the Company’s principal revolving credit facility governed by the Credit Agreement.

“Second Amendment Date” shall mean March 5, 2010.

“Second Amendment to Credit Agreement” shall mean that certain Amendment No.2 to Amended and Restated Credit Agreement, dated as of March 5, 2010, by and among the Obligors, certain of their other subsidiaries, the lenders parties thereto and KeyBank National Association, as Administrative Agent.

“Section 10.10 Consolidated Net Income” means, for any period, the net income (or loss) of Company for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Section 10.10 Debt” shall mean, as to any Person, all items that in conformity with GAAP would be shown on the balance sheet of such Person as a liability and in any event shall include (without duplication and regardless of whether such items would be shown on the balance sheet of such Person) (a) indebtedness for borrowed money or for notes, debentures or other debt securities, (b) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (c) reimbursement obligations in respect of letters of credit issued for the account of such Person (including any such obligations in respect of any drafts drawn thereunder), (d) liabilities for all or any part of the deferred purchase price of property or services, (e) liabilities secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a primary liability of such Person, (f) Capital Lease Obligations, (g) Contingent Obligations, and (h) Off-Balance Sheet Liabilities.

 “Section 10.10 Rent Expense” shall mean, as to any Person for any period, the aggregate rent and lease expenses recorded by such Person and its Subsidiaries on a consolidated basis in conformity with GAAP pursuant to any Operating Lease.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Security Agreement” shall mean each Security Agreement, executed and delivered by an Obligor in favor of Collateral Agent, dated as of the Restatement Closing Date, and any other Security Agreement executed on or after the Restatement Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Senior Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” is defined in Section 1.2.

“Series A Closing Day” shall mean the date of the issuance and purchase of the Series A Note under the Original Note Agreement.

“Series A Notes” is defined in Section 1.

“Series A Note Purchasers” shall mean the Persons listed on Schedule A hereto.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.

“Subordinated” shall mean, as applied to Debt, Debt that shall have been subordinated in favor of the prior payment in full of the Obligations.

“Subordination Agreement” means a Subordination Agreement executed and delivered by a holder of Subordinated Debt, as the same may from time to time be amended, restated or otherwise modified.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company; provided, however that Kugelfertigung Eltmann GmbH shall not be considered a Subsidiary for purposes of this Agreement except with respect to the following definitions and Sections: (i) Section 7.1(a); (ii) Section 7.1(b); (iii) Section 10.10(k); (iv) Section 10.22; and (v) the definitions of the following terms set forth in Schedule B:  “Consolidated”; “Consolidated Fixed Charges”; “Consolidated Funded Debt”; “Consolidated Net Income”; “Consolidated Section 10.10 Debt”; “Consolidated Total Assets”; “EBITDA”; “Foreign Subsidiary”; “Leverage Ratio”; “Pledged Securities”; “Section 10.10 Consolidated Net Income”; and “Section 10.10 Rent Expense”.

“Subsidiary Guaranty” shall mean and include as to each Guarantor the obligations of the Guarantors pursuant to this Agreement including Section 23, as amended, modified, restated or supplemented (by joinder agreement in Exhibit 10.8(b) or otherwise) from time to time, each as satisfactory in form and substance to the Required Holders.

“Subsidiary Stock” shall mean, with respect to any Person, the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of any Subsidiary of such Person.

“Supplement” is defined in Section 2.2.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Tax” shall mean any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Taxing Jurisdiction” is defined in Section 13.

“Terrorism Laws” means any of the following:

(a) Executive Order 13224,

(b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations),

(c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations),

(d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations),

(e) the Patriot Act (as it may be subsequently codified),

(f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, and

(g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Triumph” means Triumph, LLC, an Arizona limited liability company.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“U.S. Obligors” shall mean and include the Company and each Obligor organized under the laws of the United States or any State thereof.

“Voting Stock” shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting powers by reason of the happening of any contingency).

“Yield Maintenance Amount” is defined in Section 8.7.

SCHEDULE 9.12

POST-CLOSING MATTERS

The applicable Obligors shall deliver to the Purchasers or their designee as soon as possible, and in any event within the time periods specified below (unless extended by the Required Holders in their sole discretion), the following, each in form and substance satisfactory to the Purchasers:

1.
No later than Wednesday, December 22, 2010, with respect to each parcel of Real Property located in the United States owned by an Obligor, the original executed amendments to each of the Mortgages required under Exhibit 4.3(d)(iii).

2.
No later than Friday, January 7, 2011, with respect to each parcel of Real Property located in the United States owned by an Obligor, the loan policies of title insurance or endorsements required under Exhibit 4.3(d)(i).

3.	No later than Friday, January 7, 2011, the local counsel real estate opinions required under Exhibit 4.3(d)(iv).

Exhibit 1.1

 [Form of Series A Note]

NN, Inc.

6.70% Senior Note, Series A due April 26, 2014

No. [_________] [Date]

$[____________] PPN [__]

For Value Received, the undersigned, NN, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] Dollars on April 26, 2014, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 6.70% per annum from the date hereof if no Event of Default (as defined in the Note Purchase Agreement referred to below) has occurred and is continuing, payable semiannually, on the twenty-sixth (26th) day of each April and October in each year, commencing with the April 26 or October 26 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on the unpaid balance hereof at the Default Rate (as defined in the Note Purchase Agreement referred to below) if an Event of Default has occurred and is continuing, and to the extent permitted by law on any overdue payment of interest and any Yield-Maintenance Amount (as defined in the Note Purchase Agreement referred to below), payable at the Default Rate semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Yield Maintenance Amount with respect to this Series A Note (as defined below) are to be made in lawful money of the United States of America at CitiBank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Series A Note as provided in the Note Purchase Agreements referred to below.

This Series A Note (herein called the “Series A Note”) is one of a series of senior notes issued pursuant to that certain Third Amended and Restated Note Purchase and Shelf Agreement, dated as of December 21, 2010, among between the Company and the respective Purchasers named therein, (as from time to time amended, the “Note Purchase Agreement”) and is entitled to the benefits thereof.  Each holder of this Series A Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement, provided that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Series A Note is a registered Series A Note and, as provided in the Note Purchase Agreement, upon surrender of this Series A Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Series A Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Series A Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Series A Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Series A Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Yield Maintenance Amount) and with the effect provided in the Note Purchase Agreement.

This Series A Note is guaranteed pursuant to the Subsidiary Guarantees and is secured by the Security Agreements, and reference is hereby made to such Financing Agreements.

This Series A Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

NN, Inc.

By
Name:
Title:

Exhibit 1.2

 [Form of Shelf Note]

NN, Inc.

______% Senior Note, Series ____ due _________
No. [_________] [Date]

$[____________] PPN [____________]

For Value Received, the undersigned, NN, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] Dollars on ____________, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of _____% per annum from the date hereof, payable [quarterly] [semiannually], on the twenty-sixth (26th) day of each [January.] April [, July]  and October in each year, commencing with the [January 26,] April 26 [,July 26] or October 26 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on the unpaid balance hereof at the Default Rate (as defined in the Note Purchase Agreement referred to below) if an Event of Default has occurred and is continuing, and to the extent permitted by law on any overdue payment of interest and any Yield Maintenance Amount (as defined in the Note Purchase Agreement referred to below), payable at the Default Rate  [quarterly] [semiannually] as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Yield Maintenance Amount with respect to this Note are to be made in lawful money of the United States of America at Citibank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

This Series __ Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Third Amended and Restated Note Purchase Agreement and  Shelf Agreement, dated as of December 21, 2010 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement, provided that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

This Series __ Note is a registered Series __ Note and, as provided in the Note Purchase Agreement, upon surrender of this Series ___ Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Series ___ Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Series ___ Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement [as well as the following required repayments of principal:_______________]. This Series ___ Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Series ___ Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Yield Maintenance Amount) and with the effect provided in the Note Purchase Agreements.

This Series ___ Note is guaranteed pursuant to the Subsidiary Guarantees and is secured by the Pledge Agreements, and reference is hereby made to such Financing Agreements.

This Series ___ Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

NN, Inc.

By
Name:
Title:

Exhibit 2.2.4

 [FORM OF REQUEST FOR PURCHASE]

NN, INC.

Reference is made to the Third Amended and Restated Note Purchase and Shelf Agreement, dated as of December 21, 2010 (as amended, restated, modified or supplemented from time to time, the “Agreement”) among NN, Inc. (the “Company”), and the Guarantors named in the definition of such term (the Company, together with the Guarantors, collectively, the “Obligors”), on the one hand, and The Prudential Insurance Company of America, certain other Purchasers defined therein and each Prudential Affiliate which becomes a party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Section 2.2.4. of the Agreement, the Obligors hereby make the following Request for Purchase:

1.	Aggregate principal amount of

the Notes covered hereby1

(the “Notes”) ...................	$

2.	Individual specifications of the Notes:

Principal Amount	Final Maturity Date2	Principal Prepayment Dates and Amounts3	Interest Payment Period4

3.	Use or uses of proceeds of the Notes:

4.	Proposed day for the closing of the purchase and sale of the Notes:

    1  Minimum principal amount of $10,000,000.

    2  Fixed Rate Shelf Note final maturity not to exceed  10 years.

    3  Fixed Rate Shelf Note average life not to exceed 7  years.

    4  Specify quarterly or semi-annually

5.	The purchase price of the Notes is to be transferred to:

Name, Address
and ABA Routing                                                                Number of
Number of Bank                                                                Account

6.
the Obligors certify (a) that the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase and except as the schedules to the Agreement have been modified by written supplements delivered by the Obligors to Prudential and (b) that there exists on the date of this Request for Purchase no Event of Default or Default and, after giving effect to the issuance of Notes on the proposed Closing Date, no Event of Default or Default shall have occurred and be continuing.

Dated:           [_________________________]

NN, INC.

By:
Name:
Title:

Exhibit 2.2.6

 [FORM OF CONFIRMATION OF ACCEPTANCE]

NN, INC.

Reference is made to the Third Amended and Restated Note Purchase and Shelf Agreement, dated as of December 21, 2010 (as amended, restated, modified or supplemented from time to time, the “Agreement”) among NN, Inc. (the “Company”), and the Guarantors named in the definition of such term (the Company, together with the Guarantors, collectively, the “Obligors”), on the one hand, and The Prudential Insurance Company of America, certain other Purchasers defined therein and each Prudential Affiliate which becomes a party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

The Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of Sections 2.2.6 and 2.2.8 of the Agreement relating to the purchase and sale of such Notes and by the provisions of Section 15 and 21 of the Agreement.

Pursuant to Section 2.2.6. of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.           Accepted Notes:  Aggregate principal amount $__________________

(A)           (a)           Name of Purchaser:
(b)           Principal amount:
(c)           Final maturity date:
(d)           Principal prepayment dates and amounts:
(e)           Interest rate:
(f)           Interest payment period5:
(i)	Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)           (a)           Name of Purchaser:
(b)           Principal amount:
(c)           Final maturity date:
(d)           Principal prepayment dates and amounts:
(e)           Interest rate:
(f)           Interest payment period6:
(i)	Payment and notice instructions: As set forth on attached Purchaser Schedule

[(C), (D)..... same information as above.]

II.	Closing Day: [________________]

Dated:           [________]                                                      NN, INC.

By:
Name:
Title:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:
Title:  Vice President

[PRUDENTIAL AFFILIATE]

By:______________________________
Vice President

5Specify quarterly or semi-annually.

6Specify quarterly or semi-annually.

Exhibit 4.3

Closing Documents

(a)           U.C.C. Financing Statements.   Copies of U.C.C. Financing Statements or other similar instruments or documents to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the holders of the Notes, desirable to perfect the security interests of the Collateral Agent pursuant to the Collateral Agreements.

(b)           Confirmation of Grant of Security Interest in Intellectual Property.  A Confirmation of Grant of Security Interest in Intellectual Property executed by the Company and each Domestic Subsidiary that owns federally registered intellectual property, in form and substance satisfactory to the holders of the Notes.

(c)           Omnibus Amendment and Reaffirmation Agreement.  The Omnibus Amendment and Reaffirmation Agreement.

(d)           Domestic Real Estate Matters.  With respect to each parcel of the Real Property owned by an Obligor:

(i)           a title insurance policy (or comparable foreign document) reasonably acceptable to the Collateral Agent issued to Collateral Agent by a title company acceptable to the Collateral Agent, or endorsements to existing such policies, in respect of the Mortgages, as amended in form and substance satisfactory to the Collateral Agent,

(ii)           evidence, to Collateral Agent’s satisfaction in its sole discretion, that no portion of such Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency;

(iii)           two fully executed amendments to each of the Mortgages, in form and substance satisfactory to the holders of the Notes, which Mortgage amendments shall have been filed for record in the appropriate public records; and

(iv)           local real estate counsel legal opinions, to be in form and substance satisfactory to the Purchasers.

(e)           Intercreditor Agreement.  The Intercreditor Agreement.

(g)           Officer’s Certificate, Resolutions, Organizational Documents.  Each Obligor and Triumph shall have delivered an officer’s certificate certifying the names of the officers of such Obligor or Triumph, as the case may be, authorized to sign the Financing Agreements being executed on the Restatement Closing Date, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors of such Obligor or Triumph evidencing approval of the execution and delivery of such Financing Agreements and the execution of other Collateral Agreements to which such Obligor or Triumph, as the case may be, is a party, and (ii) the articles of incorporation, operating agreement or equivalent formation documents, and bylaws or equivalent governing documents (each as amended or otherwise modified) of such Obligor or Triumph, as the case may be.

(h)           Good Standing and Full Force and Effect Certificates.  A good standing certificate or full force and effect certificate (or comparable foreign documentation, if any), as the case may be, for each Obligor and Triumph, issued within thirty (30) days prior to the Restatement Closing Date by the Secretary of State (or comparable foreign entity) in the jurisdictions where such Obligor or Triumph, as the case may be, is incorporated or formed or qualified as a foreign entity.

(i)           Insurance Certificate.  Evidence of insurance on ACORD 25 and ACCORD 28 forms, and otherwise satisfactory to the holders of the Notes, of adequate real property, personal property and liability insurance of each Obligor, with Collateral Agent listed as mortgagee, lender’s loss payee and additional insured, as appropriate.

Exhibit 4.4(a)

Description of Opinion of Counsel

to the U.S. Obligors

The respective opinions of Husch Blackwell LLP, counsel for the U.S. Obligors, which are called for by Section 4.4A(a) and Section 4.4B(a) of the Third Amended and Restated Note Purchase and Shelf Agreement (“Note Purchase Agreement”), shall be dated the date of such agreement or the issuance of Shelf Notes, as applicable,  and addressed to the Purchasers, shall be satisfactory in scope and form to the Purchasers and shall be to the effect that:

1.           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is qualified as a foreign corporation in each jurisdiction wherein the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on the Company, and, has the corporate power and the corporate authority to execute and perform the Note Purchase Agreements and to issue the Notes.

2.           Each Guarantor organized under the laws of the United States is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is qualified as a foreign jurisdiction wherein the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on such Guarantor, and, has the corporate power and corporate authority to execute and perform the Subsidiary Guarantee, and all of the issued and outstanding shares of capital stock of each such Guarantor have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Guarantors, or by the Company and one or more Guarantors.

3.           Each Financing Agreement has been duly authorized by all necessary corporate action on the part of the U.S. Obligors, has been duly executed and delivered by the U.S. Obligors and constitutes the legal and valid contract of the U.S. Obligors enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

4.           No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal or state, is necessary in connection with the execution and delivery of the Financing Agreements.

5.           The issuance and sale of the Notes and the execution, delivery and performance by the U.S. Obligors of the Financing Agreements do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the U.S. Obligors pursuant to the provisions of the Articles of Incorporation or By-laws of each U.S. Obligor or any Material agreement or other instrument known to such counsel to which an U.S. Obligor is a party or by which an U.S. Obligor may be bound.

6.           To our knowledge, after due inquiry, there is no litigation pending or threatened against or affecting U.S. Obligors, at law or in equity which could reasonably be expected to materially adversely effect, individually or in the aggregate, the properties, business, prospects, profits or condition (financial or otherwise) of the U.S. Obligors or which could impair the ability of the U.S. Obligors to carry on their business as now conducted or impair the ability of the U.S. Obligors to comply with the provisions of and perform its obligations under the Financing Agreements.

7.           Neither the issuance of the Notes, nor the use of the proceeds of the sale of the Notes, will violate or conflict with Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America.

8.           The issuance, sale and delivery of the Notes and the Subsidiary Guarantee under the circumstances contemplated by the Note Purchase Agreements do not, under existing law, require the registration of the Notes or the Subsidiary Guarantee under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

9.           No Obligor organized under the laws of the United States is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.

[Collateral opinions from the Restatement Closing Date.]

Each opinion of Husch Blackwell LLP shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. Each opinion of Husch Blackwell LLP shall assume, for the purposes of the opinions in paragraphs 3 and 4 above relating to enforceability, that the laws of the State of Nebraska are identical to the laws of the State of New York.  With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.

Exhibit 10.8(b)

Form of Joinder to Note Purchase Agreements

This Joinder to Note Purchase Agreement (this “Agreement”), dated as of ____________, 20__, is made by ____________________, a _________________ (the “Additional Guarantor”), in favor of those several holders (the “Holders”) under the Note Purchase Agreement (as hereinafter defined), and ____________________, as noteholder collateral agent (the “Collateral Agent”).

Recitals:

A.           The Purchasers listed in Schedule A thereto, NN, Inc. as the Company, and certain Subsidiaries of the Company becoming parties thereto as Guarantors are parties to at certain Third Amended and Restated Note Purchase and Shelf Agreement, dated as of December 21, 2010 (as the same heretofore may have been and/or hereafter may be amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time, the “Note Purchase Agreements”; except as otherwise defined herein, terms used herein and defined in the Note Purchase Agreements shall be used herein as so defined), pursuant to which the Company has issued an aggregate of $40,000,000 6.70% Senior Notes, Series A, due April 26, 2014,  the Holders or certain of them, have established a shelf facility for the Company, and the Company has or may issue certain Shelf Notes (as defined therein) thereunder, all as more specifically described in the Note Purchase Agreement.

B.           Pursuant to the Note Purchase Agreement, the Guarantors have guaranteed the due and punctual payment and performance of all of the Obligations of the Company under the Note Purchase Agreements and the other Financing Agreements.

C.           Pursuant to the Note Purchase Agreement, the Company is required to cause the Additional Guarantor to execute and deliver to the Collateral Agent this Agreement, and the Additional Guarantor desires to execute and deliver this Agreement to satisfy such requirement and condition.

Agreements:

Now, Therefore, in consideration of the premises and in order to ensure the Company’s compliance with the Note Purchase Agreements, the Additional Guarantor hereby agrees as follows:

1.           Additional Guarantor.  The Additional Guarantor hereby assumes all obligations of a Guarantor under and shall be a Guarantor for all purposes of the Note Purchase Agreement and shall be fully liable thereunder to the Collateral Agent and the Holders to the same extent and with the same effect as though the Additional Guarantor had been one of the Guarantors originally executing and delivering the Note Purchase Agreements.  Without limiting the foregoing:

(a)           the Additional Guarantor hereby unconditionally and irrevocably guarantees to the Collateral Agent and the Holders the due and punctual payment and performance of all the Obligations of the Company, in each case as and when the same shall become due and payable, whether at maturity, by acceleration, mandatory prepayment, declaration or otherwise, according to their terms;

(b)           in case of failure by the Company punctually to pay or perform the Obligations, the Additional Guarantor hereby unconditionally and irrevocably agrees to cause such payment or performance to be made punctually as and when the same shall become due and payable, whether at maturity, by acceleration, by prepayment, declaration or otherwise, and as if such payment or performance were made by the Company;

(c)           the foregoing guarantee shall be a guarantee of payment and performance and not merely of collection;

(d)           the foregoing guarantee is subject to the limitations expressly provided in subsections (a) and (b) of Section 23.2 of the Note Purchase Agreement and is subject to the other terms and conditions governing the guarantee of Guarantors under the Note Purchase Agreement (including, without limitation, Section 23.4 thereof), and the Additional Guarantor shall be entitled to all of the benefits and rights provided to a Guarantor under Section 23.3 of the Note Purchase Agreements; and

(e)           the obligations of the Additional Guarantor with respect to the Obligations shall be joint and several with those of the other Guarantors, and all references in the Note Purchase Agreements to the “Guarantors” or any “Guarantor” shall be deemed to include and to refer to the Additional Guarantor.

2.           Waiver.  Without limitation of the Note Purchase Agreement, the Additional Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person, or any Collateral granted as security for the obligations or the Guaranteed Obligations.  The Additional Guarantor hereby specifically waives any right to require that an action be brought against the Company or any other Principal Obligor with respect to the Guaranteed Obligations.

3.           Waiver of Reimbursement, Subrogation, Etc.  Without limitation of the Note Purchase Agreement, the Additional Guarantor hereby waives to the fullest extent possible as against the Company and its assets any and all rights, whether at law, in equity, by agreement or otherwise, to subrogation, indemnity, reimbursement, contribution, exoneration, or any other similar claim, cause of action, right or remedy that otherwise would arise out of the Additional Guarantor’s performance of its obligations to the Collateral Agent or any Holder under this Agreement or the Note Purchase Agreement.  The preceding waiver is intended by the Additional Guarantor, the Collateral Agent and the Holders to be for the benefit of the Company or any of its successors and permitted assigns as an absolute defense to any action by such Additional Guarantor against the Company or its assets that arises out of such Additional Guarantor’s having made any payment to the Collateral Agent or any Holder with respect to any of the Company’s Obligations guaranteed hereunder.

4.           Governing Law.  Unless otherwise expressly set forth herein, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the conflicts or choice of law principles thereof.

5.           Consent to Jurisdiction.  The Additional Guarantor hereby irrevocably consents to the personal jurisdiction of the New York state and federal courts located in Borough of Manhattan, City of New York in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Note Purchase Agreements, the Notes and the other Financing Agreements, any rights or obligations hereunder or thereunder or the performance of such rights and obligations.  The Additional Guarantor hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Collateral Agent or any Holder in connection with this Agreement, the Note Purchase Agreements, the Notes or the other Financing Agreements, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 19 of the Note Purchase Agreements and at the address specified opposite the Additional Guarantor herein.  Nothing in this Section 5 shall affect the right of the Collateral Agent or any Holder to serve legal process in any other manner permitted by law or affect the right of the Collateral Agent or any Holder to bring any action or proceeding against the Additional Guarantor or its properties in the Courts of any other jurisdictions.

6.           Waiver of Jury Trial.  The Collateral Agent, each Holder, and the Additional Guarantor hereby irrevocably waive their respective rights to a jury trial with respect to any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Note Purchase Agreements, the Notes or the other Financing Agreements, any rights or obligations hereunder or thereunder or the performance of such rights and obligations.  The scope of this waiver is intended to be all-encompassing with respect to any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each of the parties hereto (i) acknowledges that this waiver is a material inducement for the parties to the Financing Agreements to enter into a business relationship, that the parties to the Financing Agreements have already relied on this waiver in entering into same and the transactions that are the subject thereof and that they will continue to rely on this waiver in their related future dealings, and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, modifications, supplements, extensions, renewals and/or replacements of this Agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

7.           Severability.  Any provision of this Agreement that is prohibited or unenforceable with respect to any Person or circumstance or in any jurisdiction shall, as to such Person, circumstance or jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision with respect to other Persons or circumstances or in any other jurisdiction.

8.           Subordination of Debt.  Any indebtedness of the Company for borrowed money now or hereafter owed to the Additional Guarantor is hereby subordinated in right of payment to the payment by the Company of the Obligations such that if a default in the payment of the Obligations shall have occurred and be continuing, any such indebtedness of the Company owed to the Additional Guarantor, if collected or received by the Additional Guarantor, shall be held in trust by the Additional Guarantor for the holders of the Obligations and be paid over to the Collateral Agent for application in accordance with the Note Purchase Agreements and the other Financing Agreements.

9.           Final Agreement.  This written agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

In Witness Whereof, the Additional Guarantor has caused this Agreement to be duly executed and delivered by its duly authorized officer or other representative as of the date first above written:

Additional Guarantor:

By:
Name:
Title:

Address for notices
under Section 19 of
the Note Purchase Agreements:
Attn:
Telecopier No.

Exhibit 10.9(h)

Terms of Subordinated Debt

1.           All Subordinated Debt shall be subordinate in right of payment to the prior payment in full in cash of all existing and future Obligations and any other Debt referenced in the Intercreditor Agreement (collectively, the “Senior Debt”), and shall be unsecured.

2.           The agreements governing any Subordinated Debt may not provide for the making of any scheduled or required payment of principal in respect of such Subordinated Debt prior to the day that is six months after the termination of the Commitment Period unless the Senior Debt and any other Debt referenced in the Intercreditor Agreement, shall have otherwise been indefeasibly paid in full and the Commitment terminated.

3.           The agreements governing any Subordinated Debt may not provide that such Subordinated Debt is in default solely because of the occurrence of a Default or Event of Default (but may provide that such Subordinated Debt is in default in the event of the acceleration of the maturity of the Obligations).

4.           No payment of any kind may be made in respect of any Subordinated Debt (a) after the occurrence and during the continuance of a Default under Section 11, (b) if the maturity of any of the Obligations has been accelerated or deemed accelerated by virtue of the occurrence of an Event of Default, or (c) if any Event of Default (other than one described in clause 4(a) hereof) shall have occurred and the holders of the Notes shall have issued a notice to the Company prohibiting the making of any payments in respect of Subordinated Debt (a “Payment Blockage Notice”).  A Payment Blockage Notice shall be effective for a period ending upon the earlier of (i) one year following the issuance thereof or (ii) the day on which the Event of Default giving rise to such Payment Blockage Notice has been waived by the Required Holders; provided that payments in respect of Subordinated Debt may not be resumed following the expiration of a Payment Blockage Notice if clause 4(a) or clause 4(b) above has become applicable at or prior to such expiration.

5.           In the event of any payment or distribution of property or securities to creditors of the Company or any Guarantor in a liquidation or dissolution thereof or in a bankruptcy, insolvency, reorganization, receivership or similar case or proceeding involving the Company or any Guarantor or any property thereof, or pursuant to any assignment for the benefit of creditors of the Company or any Guarantor or any marshaling of any assets thereof:

(a)           the holders of the Senior Debt shall be entitled to receive full payment thereof (including any interest accruing after the commencement of any such case or proceeding at the interest rate applicable thereto pursuant to the terms of the Obligations, regardless of whether a claim for such interest would be allowed in such case or proceeding) in cash before the holders of Subordinated Debt shall be entitled to receive any payment in respect of such Subordinated Debt; and

(b)           until all of the Senior Debt have been paid in full in cash, any payment or distribution to which holders of Subordinated Debt would be entitled (but for this clause (b)) shall be made to the holders of the Obligations, and the holders of the Obligations shall have the right to collect, receive and retain same.

6.           A holder of Subordinated Debt may not take any action (including but not limited to the institution of a civil action to collect such Subordinated Debt) until after the termination of a standstill period commencing on the date on which such holder gives written notice to the holders of the Notes that a payment default has occurred in respect of such Subordinated Debt and ending upon the first to occur of:

(i)           the day that is one hundred eighty (180) days after the date of such written notice,

(ii)           the acceleration of the maturity of the Obligations, the institution of a civil action to collect the Obligations and/or the exercise by the holders of the Notes of remedies with respect to collateral securing the Obligations,

(iii)           the institution of any case or proceeding described in Paragraph 5 above by or against the Company, or

(iv)           full and final payment in cash of the Senior Debt.

If a holder of Subordinated Debt is made whole by virtue of the making at the end of the standstill period of any payments (with default interest) not made during the standstill period, then such holder may not take any action (including but not limited to the institution of a civil action to collect such Subordinated Debt) at the end of the standstill period.

7.           If any holder of Subordinated Debt receives any payment or distribution in respect of such Subordinated Debt at a time when such payment or distribution is prohibited by Paragraph 4 or Paragraph 5 above, the recipient shall hold such payment or distribution in trust for the benefit of the holders of the Senior Debt and forthwith shall pay the same to such holders to the extent necessary to pay the Senior Debt in full (after giving effect to any concurrent payment or distribution to the holders of the Senior Debt).  To the extent of any amounts so paid to holders of the Senior Debt by or on behalf of holders of Subordinated Debt, such holders of Subordinated Debt will be subrogated to the rights of such holders of the Senior Debt; provided that such holders of Subordinated Debt may not enforce such subrogation rights until the Senior Debt have been fully and finally paid in cash.

8.           If any obligation, payment or distribution in respect of the Senior Debt (whether consisting of a payment or proceeds of security or the exercise of a right of setoff or otherwise) is declared invalid, fraudulent or preferential or otherwise is set aside or required to be returned or repaid, any Senior Debt purportedly satisfied by any such payment or distribution shall be deemed reinstated and outstanding as if such payment or distribution had not occurred.